UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.   )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
GLOBAL INDUSTRIES, LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
April 3, 2009
Dear Fellow Shareholder:
     You are cordially invited to attend the Company’s 2009 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 20, 2009, at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas, commencing at 10:00 a.m., Central time.
     The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting.
     We hope you can join us. Your vote is important. Even if you cannot attend, we encourage you to please vote by telephone, over the Internet, or by signing and returning a proxy card before the meeting so that your shares will be represented and voted at the meeting.
     Thank you for your participation.

Sincerely, John A. Clerico Chairman of the Board and Chief Executive Officer

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2009
Dear Shareholder:
     You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Global Industries, Ltd. on Wednesday, May 20, 2009. The meeting will be held at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas, at 10:00 a.m., Central time.
     As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:
1.	To elect nine directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

2.	To approve an amendment to our 2005 Stock Incentive Plan to increase the number of authorized shares issuable under the plan by 5,000,000 shares.

3.	To ratify the appointment of Deloitte & Touche LLP as the independent public accountants for the Company.

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
     The Board of Directors has fixed the close of business on March 24, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2009 Annual Meeting or any postponement or adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.
     We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to expedite shareholders’ receipt of annual meeting materials, lower the costs of our Annual Meeting and help conserve natural resources.
     As owners of Global, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.
     On behalf of our Board of Directors, thank you for your participation in this important process.

Sincerely,

Russell J. Robicheaux Chief Administrative Officer, General Counsel and Secretary

Carlyss, Louisiana
April 3, 2009

i

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
PROXY STATEMENT FOR 2009 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
Why am I receiving these materials?
The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Annual Meeting, to be held on Wednesday, May 20, 2009 at 10:00 a.m. Central time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to shareholders on April 3, 2009. Your proxy is being solicited by the Board of Directors of the Company. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas.
What is included in these materials?
These materials include:
•	The Notice of 2009 Annual Meeting of Shareholders;

•	this Proxy Statement for the Annual Meeting; and

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Annual Report”), as filed with the Securities and Exchange Commission (“SEC”) on March 2, 2009.
If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.
What items will be voted on at the Annual Meeting?
Shareholders will vote on three items at the Annual Meeting:
•	election to the Board of the nine nominees named in this Proxy Statement (Proposal No. 1);

•	approval of an amendment to the 2005 Stock Incentive Plan to increase the authorized shares issuable thereunder by 5,000,000 shares (Proposal No. 2); and

•	ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2009 (Proposal No. 3).

What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board named in this Proxy Statement (Proposal No. 1);

•	“FOR” the amendment to our 2005 Stock Incentive Plan (Proposal No. 2);

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP (Proposal No. 3).
Where are the Company’s principal executive offices located and what is the Company’s main telephone number?
The Company’s principal executive offices are located at 8000 Global Drive, Carlyss, Louisiana, 70665. The Company’s main telephone number is (337) 583-5000.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact and cost of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to:
•	view the Company’s proxy materials for the Annual Meeting on the Internet; and

•	instruct the Company to send future proxy materials to you electronically by email.
The Company’s proxy materials are also available on the Company’s website at www.globalind.com/index-annual.html.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the Company’s annual meetings. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who may vote at the Annual Meeting?
The Company’s common stock is the only class of voting securities outstanding. Each share of common stock has one vote on each matter. As of March 24, 2009, there were 113,889,478 shares of the Company’s common stock issued and outstanding, held by 784 holders of record. Only shareholders of record as of the close of business on March 24, 2009 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you on behalf of the Company. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form to permit you to direct the registered holder how to vote.
If I am a shareholder of record of the Company’s shares, how do I vote?
There are four ways to vote:
•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
There are four ways to vote:
•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials, you may vote by calling the toll free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials, you may vote by filling out the vote instruction form and sending it back in the envelope provided.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or by proxy at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:
•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
How are proxies voted?
All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you:
•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote in its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Who will serve as the inspector of election?
Trudy McConnaughhay, our Corporate Controller and principal accounting officer, will serve as the inspector of election.
Which ballot measures are considered “routine” or “non-routine”?
The election of directors (Proposal No. 1) and the ratification of the independent public accountants (Proposal No. 3) are matters the Company believes will be considered routine. A broker or other nominee may generally vote on routine matters, and therefore broker non-votes are not expected to exist in connection with Proposals No. 1 and No. 3.
The amendment to Global’s 2005 Stock Incentive Plan (Proposal No. 2) is a matter the Company believes will be considered non-routine. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 2.
How are broker non-votes treated?
Broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes will have no effect on Proposal 1, the election of directors, Proposal 2, the approval of the amendment to our 2005 Stock Incentive Plan or Proposal 3, the ratification of the independent public accountants. The Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

How are abstentions treated?
Abstentions are counted for purposes of determining whether a quorum is present. Abstentions have no effect on the election of directors (Proposal No. 1). For the purpose of determining whether the shareholders have approved Proposals No. 2 and No. 3, abstentions have the same effect as an “AGAINST” vote.
What is the voting requirement to approve each of the proposals?
For Proposal No. 1, the nine nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. This is known as plurality voting. Under plurality voting, there is no “against” option, and votes that are actively “withheld” or simply not cast are disregarded in the tally. Accordingly, withheld votes and abstentions have no effect on the election of directors.
Approval of Proposal No. 2 requires the affirmative vote of holders of shares constituting a majority of the voting power present or represented by proxy and entitled to vote at the Annual Meeting.
Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes actually cast at the Annual Meeting.
Can I change my vote after I have voted?
You may change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date (i) via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (ii) by signing and returning a new proxy card or vote instruction form with a later date, or (iii) by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy or voting instructions unless you vote again at the Annual Meeting or specifically request that your prior proxy or voting instructions be revoked by delivering to the Company’s Corporate Secretary at 8000 Global Drive, Carlyss, Louisiana, 70665, a written notice of revocation prior to the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:
•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Quarterly Report on Form 10-Q for the quarter ending on June 30, 2009, which the Company is required to file with the SEC by August 10, 2009.

Who is paying the cost of this proxy solicitation?
The Company is paying the costs of the solicitation of proxies. The Company has retained Broadridge Financial Solutions, Inc., to assist in the distribution of proxy material. The estimated cost of such services is $45,000 plus out-of-pocket expenses.
In addition to soliciting proxies by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on the Company’s behalf.
What is the deadline to propose actions for consideration at the 2010 Annual Meeting of shareholders or to nominate individuals to serve as directors?
Requirements for Shareholder Proposals. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders must be received no later than December 4, 2009. All proposals also will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747. If you intend to present a proposal at our 2010 Annual Meeting of Shareholders, but you do not intend to have it included in our 2010 proxy statement, your proposal must be delivered to the attention of the Company’s Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747 no later than the close of business on February 22, 2010. Your notice of a shareholder proposal not intended to be included in our 2010 proxy statement must set forth the information required by the Company’s bylaws.
Requirements for Director Nominations. Shareholders may recommend potential director candidates for consideration by the Nominating and Governance Committee by sending a written request to the Company’s Corporate Secretary by mail at 8000 Global Drive, Carlyss, Louisiana, 70665 or by facsimile at (281) 529-7747. If you want to nominate an individual for election at Global’s 2010 Annual Meeting of Shareholders, you must deliver your written request no later than the close of business on February 22, 2010. Your notice relating to the recommendation or nomination of a director candidate must set forth the information required by the Company’s bylaws.
The proxy solicited by the Company for the 2010 Annual Meeting of Shareholders will confer discretionary authority on the proxies to vote on any proposal made in accordance with the Company’s bylaw provisions, if the proxy statement relating to the 2010 Annual Meeting of Shareholders briefly describes the matter and how the Company’s proxies intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.
How can I communicate with the independent directors on Global’s Board?
Shareholders may contact any of our directors individually or as a group by mail addressed to the General Counsel and Corporate Secretary of the Company at the Company’s principal executive offices at 8000 Global Drive, Carlyss, Louisiana 70665. Shareholders should clearly indicate on the envelope the intended recipient and that the communication is a “Shareholder Communication.” All such communications will be forwarded unreviewed and unfiltered to the appropriate directors by the Corporate Secretary of the Company. Shareholders can also send electronic communications by clicking on “Shareholder Communications with Directors” at our corporate governance website located at www.globalind.com/about/corp_gov or via e-mail at boardofdirectors@globalind.com. The Board of Directors has instructed the General Counsel and Corporate Secretary to distribute communications to a director or directors after ascertaining whether the communication is appropriate to the duties and responsibilities of the Board.
ELECTION OF DIRECTORS
(Proposal 1)
     Listed below are nine of the Company’s ten current directors, each of whom have been recommended by the Board’s Nominating and Governance Committee and nominated for re-election by our Board of Directors. Ms. Cindy Taylor, who is not listed below, has declined to stand for re-election to the Board of Directors in order to fully focus her attention on her duties as President, Chief Executive Officer and director of Oil States International, Inc., during a challenging economic climate. Upon the recommendation of the Nominating and Governance Committee, the Board has reduced the number of directors to nine, effective as the date of the 2009 Annual Meeting.
     Although the Company has no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES NAMED BELOW.

John A. Clerico	Director since 2006 Age 67
     Mr. Clerico was elected as our Chief Executive Officer and Chairman of the Board in October 2008. He has been serving as a director of the Company since February 2006. Mr. Clerico is a registered investment advisor and served as the Chairman of Chartmark Investments, Inc., a company he founded, from 2001 to 2004. From 1992 until his retirement in 2000, Mr. Clerico served as Executive Vice President and Chief Financial Officer of Praxair, Inc., where he also had responsibility for business operations in Europe and South America. From 1984 to 1992, Mr. Clerico served as Treasurer and Chief Financial Officer of Union Carbide Corporation. Mr. Clerico serves on the Board of Directors of Community Health Systems, Inc. and the Educational Development Corporation. Mr. Clerico received a BS degree in Finance from Oklahoma State University.

Lawrence R. Dickerson	Director since 2007 Age 56
     Mr. Dickerson is the President, Chief Executive Officer and a Director of Diamond Offshore Drilling, Inc. Mr. Dickerson joined Diamond Offshore Drilling in 1979 and, prior to being elected Chief Executive Officer in May 2008, served as the company’s Chief Operating Officer in addition to other titles since 1998. Mr. Dickerson is also a past Chairman of the National Ocean Industries Association and a director of the International Association of Drilling Contractors. Mr. Dickerson holds a BBA degree from the University of Texas and is a certified public accountant.

Edward P. Djerejian	Director since 1996 Age 70
     Mr. Djerejian is the Director of the James A. Baker III Institute for Public Policy at Rice University, a position he has held since August 1994. He also serves as the Managing Partner of Djerejian Global Consultancies, LLC, a company he formed in 2000. During his more than thirty years in the United States Foreign Service, Mr. Djerejian served as U.S. Ambassador to the Syrian Arab Republic, as U.S. Ambassador to Israel and as Assistant Secretary of State for Near Eastern Affairs under Presidents George

H. W. Bush and William J. Clinton. He received the Department of State’s Distinguished Service Award in 1993 and the President’s Distinguished Service Award in 1994. Mr. Djerejian is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Corporation and Baker Hughes, Inc.

William J. Doré	Director from 1973 to 2007 and since December 2008 Age 66
     Mr. Doré, the Company’s founder, was re-elected to the Board of Directors on December 5, 2008. He served as the Company’s Chief Executive Officer from 1973 to 2006 and as Chairman of the Board of Directors until his retirement in May 2007. Mr. Doré has been providing consulting services to the Company since May 2007. He has over thirty-five years of experience in the diving and marine construction industry, is a past President of the Association of Diving Contractors and has served on the Board of Directors of the National Ocean Industries Association. In 2000, Mr. Doré received the Horatio Alger Award for personal and professional achievement. He received a MEd degree from McNeese State University. James J. Doré, the Company’s Senior Vice President for North America & Worldwide Diving and Subsea Services, is Mr. Doré’s brother.

Larry E. Farmer	Director since 2006 Age 69
     Mr. Farmer retired from the Halliburton Company on December 31, 2001 after a twenty-five year career with that company and its subsidiaries. In 2000 and 2001, Mr. Farmer was Chief Executive Officer of the British subsidiary Halliburton Brown & Root Limited. From 1990 to 2000, Mr. Farmer was President of Brown & Root Energy Services, the offshore platform, pipeline, and subsea engineering and construction unit of the Halliburton Company. Mr. Farmer is a registered professional engineer and holds the following university degrees: BS in Civil Engineering from the Missouri University of Science and Technology, MS in Civil Engineering and PhD in Civil Engineering from the University of Texas.

Edgar G. Hotard	Director since 1999 Age 65
     Mr. Hotard is an independent consultant/investor, having retired as President and Chief Operating Officer of Praxair, Inc. in January 1999, where he was first elected President and Director in 1992. Prior to 1992, Mr. Hotard was a Vice President with Union Carbide Corporation. He is an advisor to the Monitor Group and the Chairman of the Monitor Group (China) and a venture partner with Arch Venture Partners. Mr. Hotard is a director of Albany International Corporation. Mr. Hotard received a BS degree in Mechanical Engineering from Northwestern University.

Richard A. Pattarozzi	Director since 2000 Age 65
     Mr. Pattarozzi retired as Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of FMC Technologies, Inc., Tidewater, Inc. and is also the non-executive Chairman of the Board of Stone Energy, Inc. He received a BS degree in Civil Engineering from the University of Illinois.

James L. Payne	Director since 2000 Age 72
     Mr. Payne is Chairman of the Board of Directors and Chief Executive Officer of Shona Energy Co., Inc., a position he has held since December 2006. From October 2001 until its merger with Plains

Production in May 2004, Mr. Payne served as Chairman, President and Chief Executive Officer of Nuevo Energy Company. Mr. Payne retired as Vice Chairman of Devon Energy, Inc. in January 2001. Prior to its merger with Devon Energy, Mr. Payne was Chief Executive Officer and Chairman of Santa Fe Snyder, Inc. Mr. Payne serves on the Board of Directors of Nabors Industries, Ltd. and BJ Services Company. Mr. Payne is a graduate of the Colorado School of Mines and received an MBA from Golden State University.

Michael J. Pollock	Director since 1992 Age 62
     Mr. Pollock served as Chief Executive Officer and a Director of CoStreet Communications, a telecommunications company, from 2000 until his retirement in October 2008. From 1996 to 1998 Mr. Pollock served as Vice President, Chief Financial Officer, and Treasurer of Global, at which time he retired after working with the Company for eight years. He received a BS degree from the University of Louisiana-Lafayette. Mr. Pollock is a retired certified public accountant.
CORPORATE GOVERNANCE
Director Independence
     The Nominating and Governance Committee annually reviews and makes a presentation to the Board of Directors for their determination of the independence of each director. In conjunction with this process, all directors responded to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest or arrangements between the Company, the directors or parties related to the directors. The Board of Directors has determined that the following directors are independent pursuant to the NASDAQ listing standards:

Lawrence R. Dickerson	Richard A. Pattarozzi
Edward P. Djerejian	James L. Payne
Larry E. Farmer	Michael J. Pollock
Edgar G. Hotard	Cindy B. Taylor
     Neither Mr. Clerico nor Mr. Doré was determined to meet the independence standard. Mr. Clerico is serving as our Chief Executive Officer and Chairman of the Company’s Board of Directors. Mr. Doré holds more than 5% of the Company’s outstanding common stock.
Board of Directors and Its Committees
     The Company’s Board of Directors held nineteen meetings during 2008. Each director attended more than 75% of the combined number of meetings of the Board of Directors and of the committees on which he or she served that were held while he or she was a director. It is the Company’s policy for directors to attend the annual meeting of shareholders. All members of the Company’s Board of Directors serving at that time attended our 2008 Annual Meeting. The Company anticipates that all directors will attend the 2009 Annual Meeting.
     The Board of Directors has five standing committees: Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, and the Technical, Safety, Health and Environment Committee. The Board of Directors has adopted a written charter for each of these committees, which sets forth the committee’s purpose, responsibilities and authority. Furthermore, the Board of Directors has adopted the Company’s Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics for Senior Financial Officers, Code of Ethics for Non-Employee Directors, and Employee Incident Reporting Procedures for Accounting and Compliance Matters. The committee charters, guidelines, codes, and procedures are available on the Company’s website at www.globalind.com under Investor Relations. You may also contact the Company’s Investor Relations Department at (281) 529-7979 for paper copies free of charge. Changes to or material waivers of the Company’s Code of Ethics for Senior Financial Officers and for Non-Employee Directors will be immediately disclosed via the Company’s website at www.globalind.com.
     The following table lists the current members of each of the committees of the Board of Directors and the number of meetings held by each committee during 2008. Mr. Clerico does not currently serve on any of the Board’s committees. Mr. Hotard currently serves as the Board’s Lead Director.

Technical, Safety,
				Nominating and	Health and
	Audit	Compensation	Finance	Governance	Environment
John A. Clerico(1)
Lawrence R. Dickerson	X	X
Edward P. Djerejian				Chair
William J. Doré(2)			X
Larry E. Farmer	X				X
Edgar G. Hotard				X	X
Richard A. Pattarozzi		X			Chair
James L. Payne		Chair	X
Michael J. Pollock(3)	X		Chair	X
Cindy B. Taylor	Chair		X

Number of Meetings	11	7	5	5	4

(1)	Mr. Clerico resigned from the Audit Committee, Compensation Committee and as Chairman of the Finance Committee on October 16, 2008, upon being appointed Chief Executive Officer of the Company.

(2)	Mr. Doré was elected to the Board on December 5, 2008.

(3)	Mr. Pollock was appointed as Chairman of the Finance Committee on October 16, 2008.
Audit Committee
     Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and the requirements of the SEC. Ms. Taylor has been designated the “audit committee financial expert” as prescribed by the SEC. The Audit Committee:
•	oversees the integrity of the financial statements and monitors the financial reporting process;

•	annually reviews and recommends to the Board of Directors the independent auditing firm to be engaged to audit the accounts of the Company and its consolidated subsidiaries;

•	reviews with such firm the audit plan and results of the audit engagement; and

•	reviews the scope and results of the Company’s procedures for internal auditing and makes inquiries as to the adequacy of internal controls.
Compensation Committee
     The Compensation Committee:
•	approves the compensation policies and compensation arrangements for senior management;

•	approves significant issues that relate to changes in the Company’s benefit plans; and

•	reviews the CD&A for inclusion in the Company’s proxy statement.
Finance Committee
     The Finance Committee:
•	assists the Board of Directors in its oversight of the Company’s financial affairs and policies and makes recommendations to the Board of Directors regarding the financial policies of the Company;

•	reviews the Company’s capital requirements and structure;

•	reviews the Company’s long range financial strategic planning; and

•	performs other functions related to oversight of the Company’s financial affairs.
Nominating and Governance Committee
     The Nominating and Governance Committee:
•	recruits and recommends candidates for election to the Board of Directors;

•	develops and recommends corporate governance guidelines to the Board of Directors and assists the Board of Directors in implementing such guidelines;

•	reviews succession plans; and

•	leads the Board of Directors in its annual review of the performance of the Board and its committees.
     Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, each nominee is expected to have the following personal characteristics described in the Company’s Corporate Governance Guidelines: creativity, financial literacy, high performance standards, informed judgment, integrity and accountability, mature confidence, and a passion about the performance of the Company. Moreover, in making its evaluation the Nominating and Governance Committee may consider, among other factors, whether prospective nominees have relevant business and financial experience or have industry or specialized expertise.
     It is the policy of the Nominating and Governance Committee to consider director candidate suggestions made by shareholders in the same manner as other candidates. For the procedures that must be followed in order for the committee to consider recommendations from shareholders, please read “General Information — What is the deadline to propose actions for consideration at the 2010 Annual Meeting of Shareholders or to nominate individuals to serve as directors?” included in this Proxy Statement.
Technical, Safety, Health and Environment Committee
     The Technical, Safety, Health and Environment Committee:
•	oversees the Company’s technical, safety, health and environmental practices;

•	reviews the status of the Company’s safety program to ensure that the program provides for a safe and healthful work environment; and

•	reviews the status of systems and programs that seek to assure compliance with environmental laws and regulations.

DIRECTOR COMPENSATION
     Pursuant to the Non-Employee Director Compensation Policy in effect during 2008, all non-employee directors were entitled to receive:
•	a cash retainer of $50,000 for each election cycle;

•	10,000 shares of restricted stock granted on the date of their election with forfeiture restrictions lapsing on the earlier of the date of the next annual meeting of shareholders or June 1, of the following year (forfeiture restrictions on restricted shares granted on the director’s election date in 2008 lapse on May 20, 2009); and

•	a $7,500 stipend ($15,000 in the case of the Audit Committee Chairperson) for the chairperson of each board committee and the lead director.
     No meeting fees are paid, but reimbursement for ordinary and necessary expenses incurred in attending Board or committee meetings is paid. We also pay or reimburse each non-employee director and his or her spouse for the cost of an annual physical exam.
     The Company’s Corporate Governance Guidelines requires each director to own shares of common stock of the Company (including shares of restricted stock) valued at three times the annual cash retainer paid to non-employee directors. Directors are permitted to dispose of any shares they own (other than restricted stock on which the forfeiture restrictions have not lapsed) that exceed the ownership requirement. Our current directors have three years from the date of adoption of this policy, on May 16, 2006, (or three years from the date of first election for new directors) to attain the required level of stock ownership.
Director Compensation Table
     The table below sets forth the compensation earned by our directors for the year ended December 31, 2008. For director compensation earned by John Clerico prior to becoming the Company’s Chief Executive Officer and Chairman of the Board of Directors effective October 16, 2008, see the Summary Compensation Table.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Lawrence R. Dickerson	50,000	208,067	—	258,067
Edward P. Djerejian	57,500	208,067	—	265,567
William J. Doré(2)	22,055	1,764	585,290	609,109
Larry E. Farmer	50,000	208,067	—	258,067
Edgar G. Hotard	57,500	208,067	—	265,567
Richard A. Pattarozzi	57,500	208,067	—	265,567
James L. Payne	57,500	208,067	—	265,567
Michael J. Pollock	51,336	208,067	—	259,403
Cindy B. Taylor	65,000	208,067	—	273,067

(1)	The amounts shown reflect the annual grants of restricted shares for each director pursuant to the Non-Employee Director Compensation Policy. In accordance with SFAS 123R, these awards were prorated to reflect the period of time over which they were earned and therefore the amounts shown include amounts from awards granted prior to 2008. The grant date fair value of each award issued on May 16, 2007 and May 14, 2008 was $230,000 and $192,400, respectively. Mr. Doré was re-elected to the Board of Directors on December 5, 2008, and received a pro-rata stock award, as further described in footnote

2 below. For more information regarding our stock-based compensation expense, refer to Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Each director, with the exception of Mr. Doré, had 10,000 restricted shares outstanding as of December 31, 2008.

(2)	Mr. Doré retired as the Executive Chairman of the Board of Directors on May 16, 2007. Pursuant to his retirement and consultant agreement, as amended, previously disclosed in Forms 8-K filed September 22, 2006 and December 8, 2008, Mr. Doré’s compensation during 2008 included (i) $575,000 for consulting fees and office allowance; and (ii) $10,290 for medical insurance. Mr. Doré returned as a member of the Board of Directors on December 5, 2008, and received a pro-rated cash retainer for the current election cycle ending May 20, 2009 (the date of the 2009 Annual Meeting). Mr. Doré was also granted a pro-rated stock award of 4,411 shares of our common stock for the current election cycle. The grant date fair value of his award issued on December 5, 2008 was $10,586. As of December 31, 2008, Mr. Doré held 4,411 restricted shares.
COMPENSATION DISCUSSION AND ANALYSIS
Objectives of the Compensation Program
     As an offshore contractor, our success depends on our ability to obtain and perform contracts for large complicated construction projects for pipelines and related structures for the oil and gas industry that often involve work over several years. In addition, our industry has tended to be cyclical with periods of great demand and higher margins, followed by periods of reduced demand and very significant pricing pressure. Intense competition for major contract awards requires that we actively manage our capital-intensive fleet of vessels, bidding activity, and construction efforts to protect our people, assets, and margins. As a result, it is critical that we are able to attract, motivate, and retain highly talented individuals to manage our business who are committed to and capable of developing our business opportunities across the world. Given the harsh and dangerous environments in which we conduct our activities and the substantial personal and financial losses that can occur from accidents, safety is a very important part of our mission.
Compensation Philosophy
     The Compensation Committee of the Board of Directors (the “Committee”) assists us in defining a compensation philosophy that:
•	supports our Company’s overall strategy to mitigate the impact of business cyclicality and provide greater opportunity for sustained long-term growth by providing compensation that includes both fixed and variable components and long and short-term incentives;

•	links total compensation to financial performance and the attainment of strategic objectives that increase shareholder value; and

•	rewards Named Executive Officers (our Chief Executive Officer, Chief Financial Officer, and four other most highly compensated executive officers) and other key executives for achievement of annual and multi-year performance goals.
     The Compensation Committee reviews the compensation philosophy annually with the most recent review occurring in October 2008.
Compensation Mix
     The compensation program for our executives, including the Named Executive Officers, consists of:
•	base salary;

•	short-term incentive compensation, which is provided through our annual Management Incentive Plan, pursuant to which annual cash compensation is awarded based on the Company’s financial results and individual performance;

•	long-term incentive compensation, which is provided through our Stock Incentive Plans pursuant to which stock options, restricted stock and performance units are awarded; and

•	executive benefits and perquisites.
     The Committee believes that shareholders are best served when the compensation structure for Named Executive Officers provides a balanced focus between creating long-term shareholder value and executing our business strategy effectively in the current year. While long-term equity compensation is an important component of our overall direct compensation, there is no fixed guideline regarding the mix of pay between base salary, short-term and long-term incentives in order to maintain flexibility in setting pay levels from year to year.
     The objective of our short-term incentive program is to provide competitive annual compensation for executives, including the Named Executive Officers, that focuses them on sustainable short-term performance measures and which provides financial incentives to achieve and surpass annual performance objectives linked to the annual business plan. Our business is cyclical in nature. As a result, our long-term compensation program is structured to reward outstanding performance over the longer term through a mix of equity awards that may include:
•	stock options;

•	restricted stock; and

•	multi-year performance units.
     We target a significant portion of compensation for the Named Executive Officers to be at risk (i.e., tied to achievement of performance criteria, subject to time-based vesting, or both). If we perform at target, we expect that our total direct compensation (base salary, short-term and long-term incentives) for the Named Executive Officers and other key employees will approximate the median of our peer group. There is potential for higher compensation for Company and individual performance that exceeds target. The highest earning potential is dependent on the achievement of financial results well above the target and increasing the long-term value of Global on a multi-year basis. We measure long-term value through sustained stock price performance compared to our peers and the Philadelphia Exchange Oil Services Index (“OSX”). While a major portion of the compensation to our Named Executive Officers is performance-based, the Committee believes it is also prudent to provide competitive base salaries and benefits in order to attract and retain management talent necessary to achieve long-term strategic objectives.
     Performance measures and goals under our incentive compensation programs, both short-term and long-term, are established by the Committee annually after the Board approves the business plan for that year. Performance goals established in the annual business plan are then applied to the Management Incentive Plan that provides annual cash bonuses and performance-based equity awards issued under the stock incentive plan, although the measures and targets for the two plans may differ.
     The Committee may from time to time revise the components of executive compensation by (1) adding additional benefits, components or plans or (2) reducing or eliminating benefits, components or plans. We do not currently provide any retirement or deferred compensation plans specifically for executives but in the future may provide such benefits based on market conditions or trends for executive compensation. Any decisions to add or eliminate benefits for executives will be made by the Committee in the same manner and based on the same criteria it determines base salary and incentive compensation.

Benchmarking
     Since 1998, the Committee has benchmarked our compensation programs against a peer group of companies that provide offshore services in the oil and gas industry and that are comparable to us in terms of revenues and market capitalization. The peer group is reviewed and changes are made, if necessary, annually based on the recommendation of our management with input from the Committee’s outside compensation consultant, Towers Perrin. For the Committee’s 2008 review, the peer group consisted of the following companies:
•	Cal Dive International, Inc.

•	Helix Energy Solutions Group Inc.

•	Hercules Offshore, Inc.

•	McDermott International, Inc.

•	Oceaneering International, Inc.

•	Pride International Inc.

•	Rowan Company Inc.

•	SEACOR Holdings Inc.

•	Superior Energy Services Inc.

•	Tetra Technologies Inc.

•	Tidewater Inc.

•	Willbros Group Inc.
     Annually, the Committee reviews and compares compensation for Global’s executives, including the Named Executive Officers, to publicly disclosed peer group data for base salary, short-term incentive compensation and long-term incentive compensation. In addition, the Committee reviews compensation data for persons holding positions similar to the Named Executive Officers to survey compensation data provided by Towers Perrin for oilfield services companies as well as data representative of companies with revenue levels similar to ours across many different industries (general industry data). Because the general industry data is collected from similarly-sized companies, we consider the data to be “size adjusted”. We use this combination of compensation sources because oil field services compensation surveys on their own can have significant changes in participation from year to year, resulting in market data that does not always reflect actual market movement for a given position. By including “size-adjusted” general industry data in our analysis, the Committee is able to review data that is based on a more consistent group of companies from year to year.
     The Committee uses market data to compare compensation for our Named Executive Officers on an aggregate level, including total direct compensation and its principal components, as well as on an individual basis. Market data is used to the extent the data reflects roles that are sufficiently similar to make meaningful comparisons possible. The Committee uses peer group data, and to a lesser extent, data from general industry, primarily to ensure our executive compensation programs are competitive (meaning generally within the broad middle range of comparable programs and compensation at target levels of performance) and to evaluate individual compensation levels.
     Data from industries outside of the oilfield services industry is also used to help identify emerging trends in compensation. Our objective is to structure total direct compensation at the target level to be around the median (within plus or minus 10%) of the market range of our peer group. In order to attract and retain talent in critical functions, however, we may determine that it is in our best interest to provide compensation packages that exceed this general philosophy. In addition, compensation to certain individuals may be above market to address job changes, investment in individuals deemed critical to succession or other future requirements.

Assessment of Company and Individual Performance
     The Committee uses corporate performance measures in two ways. First, in establishing total direct compensation ranges, the Committee considers various measures of corporate and industry performance, including revenues, earnings per share, return on capital, cash flow and total shareholder return. The Committee makes a subjective determination after considering such measures collectively in establishing the target range of total direct compensation it seeks to attain for executives. Second, as described in more detail below, the Committee has established specific Company performance measures that determine the size of payouts under our performance-based short-term and long-term compensation. Annually, the Committee reviews the Company’s performance relative to the established performance measures for both short-term and long-term awards to assess and approve the portion of outstanding awards for which payout has been or, in the case of multi-year awards still being evaluated, are likely to be earned.
     Corporate and individual performance impacts the compensation of all employees, including the Chief Executive Officer and the other Named Executive Officers. With respect to the Chief Executive Officer, the independent directors, under the direction of the lead director, meet with the Chief Executive Officer in executive session annually to agree upon his performance objectives (both individual and Company). At or near the conclusion, the Committee meets in executive session to conduct a performance review of the Chief Executive Officer based on his achievement of the objectives, contributions to our performance, and other leadership accomplishments. This evaluation is used by the Committee in setting the Chief Executive Officer’s compensation.
     For each of the Named Executive Officers and other key executives, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer with the assistance of our Vice President of Human Resources and also exercises its judgment based on the Board’s interactions with the particular executive. As with the Chief Executive Officer, the performance evaluation of our executives is based on achievement of objectives by the executive and his or her organization, and the individual’s contribution to Global’s performance and other leadership accomplishments.
Total Compensation Review
     The Committee reviews each executive’s total direct compensation which includes base pay, short-term incentive compensation and equity incentive awards annually with the guidance of the Committee’s independent compensation consultant. In addition to these primary compensation elements, the Committee reviews perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios. This “tally sheet” review is intended to ensure that the Committee understands and takes into account the total compensation, benefits and perquisites paid to the Named Executive Officers and other executives in setting compensation levels. All elements of total compensation and benefits due in a change of control or other severance situation were considered to be generally in line with practice among our peer group.
Compensation Consultants
     The Committee engages the services of Towers Perrin for outside compensation advice and counsel. The Committee has generally requested that its compensation consultant provide information on competitive executive pay practices for our industry and an analysis of our relative compensation position within our industry.
     Towers Perrin is an independent consulting organization that provides compensation data, market analysis and updates on comparable groups for executive compensation decisions. Under its charter, the Committee has the authority to hire and terminate the services of Towers Perrin at any time. The Committee has the authority to retain, at Company expense, legal, accounting or other advisors as the

Committee deems appropriate in performing their duties. The fees and services for the compensation consultant both for service to the Committee and to the Company are reviewed by the Committee annually. Towers Perrin has been contracted from time to time by management on a limited basis for assistance with certain compensation and benefit projects. The services were provided with no understanding of an ongoing relationship. Management does not have an exclusive relationship with any single outside consulting firm for compensation guidance.
Role of Executives in Establishing Executive Compensation
     Our Chief Executive Officer makes recommendations for setting the components of compensation for our other executives, including the other Named Executive Officers. The criteria used for determining recommended compensation levels include:
•	individual performance;

•	market data;

•	positioning relative to market; and

•	overall corporate performance as it relates to business strategy.
     In addition, the Chief Executive Officer reviews the performance of the other executives for the Committee and makes recommendations regarding the personal performance portion of the annual bonus award under the Management Incentive Plan to be paid to the executive.
     The Vice President of Human Resources regularly attends the Committee’s meetings and provides analysis and commentary regarding the internal and external impact of compensation recommendations as well as market competitiveness.
Components of Executive Direct Compensation
     Total direct compensation of our Named Executive Officers consists of the same primary components provided to other levels of management:
•	base salary;

•	short-term cash incentive compensation paid annually under the Management Incentive Plan (“MIP”); and

•	long-term equity based incentive compensation in the form of stock options, restricted stock and/or performance unit awards under our Stock Incentive Plan.
     By design, base salary will make up anywhere from 20% to 40% of total direct compensation for our Named Executive Officers and variable compensation will make up anywhere from 60% to 80% of total direct compensation. In 2008, base salary comprised a higher percentage of compensation due to the fact that no performance based bonus awards were received by our Named Executive Officers under the Company’s Management Incentive Plan. The Committee believes that this allocation appropriately balances the mix of base salary and at risk compensation in a way that furthers the compensation objectives discussed above. In addition, the Committee regularly evaluates the mix of cash and equity compensation and the mix of short-term and long-term compensation to gauge their consistency with our overall compensation philosophy of weighting total direct compensation more heavily towards at-risk pay.

Base Salary
     Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for each executive, including the Named Executive Officers. The Committee intends to ensure that base salaries for our Named Executive Officers reflect the skill set and the market value of that skill set and experience as well as the personal performance of the executive. The base salary established for each Named Executive Officer also takes into account his or her particular level of responsibility and is generally targeted at or near the 50th percentile for base salaries for executives in similar positions at our peer group companies, or in similar roles in oilfield service companies as well as at general industry companies with similar revenue to ours.
     Benchmarking with peer companies and industry data indicates that base salaries for executives at Global overall are at or modestly below the median in 2008.
     Normally, base salaries of our Named Executive Officers are reviewed annually, with adjustments made at twelve to sixteen month intervals based on job performance, expansion of duties and responsibilities, and changes in market salary levels. The Committee typically starts its annual base salary review by examining market place compensation changes and trends identified by Towers Perrin as well as their analysis of market-median compensation for the Company’s peer group. The Committee also reviews recommendations of Towers Perrin and our Chief Executive Officer with respect to each Named Executive Officer.
     When Mr. Levos joined the Company as Senior Vice President & Chief Financial Officer effective May 27, 2008, the Committee used data of comparable companies in our peer group to set a base salary near the 50th percentile.
     In connection with Mr. Clerico’s appointment as Chairman of the Board and Chief Executive Officer, Mr. Clerico was awarded a restricted stock grant of 143,885 shares of the Company’s common stock (valued at $600,000 based upon the closing price of the common stock on October 17, 2008). Mr. Clerico does not receive any base salary as Chairman and Chief Executive Officer. So long as Mr. Clerico serves as Chief Executive Officer, he will forego his regular outside director compensation. In determining to provide Mr. Clerico’s compensation solely in stock, the Committee’s goal was to directly link his financial interest with those of the shareholders and provide a strong financial incentive to increase shareholder value.
Base Salary Changes For 2009
     In October 2008, the Committee conducted its annual review of executive compensation with the assistance of Towers Perrin. Following this review, the Committee elected not to increase the 2009 base annual salary of the Company’s executives, including the Named Executive Officers. In making this determination, the Committee considered management’s recommendations, the overall competitive position of the Company’s compensation program and financial performance.
     Please see the Summary Compensation Table for information regarding the base salary paid to each of the Named Executive Officers.
Short-Term Incentive Compensation — Annual Cash Bonus
     We have established a short-term incentive program, the MIP, to motivate and reward Named Executive Officers and other key members of management for their contribution to achievement of annual performance goals related to earnings and shareholder return as well as personal performance. The MIP provides the annual cash incentive element of total direct compensation.

     Under the MIP, target incentive opportunities, expressed as a percentage of base salary, are established for each participant by the Committee at its February meeting after the annual business plan has been approved by the Board of Directors. In order to achieve the target incentive opportunity for performance-based measures, actual results for the Company during the performance period must at least equal the annual business plan. In the event results exceed the plan, additional incentive compensation will be earned under the MIP. Actual bonus awards under the MIP are determined after the year end by the Committee based on the Company’s financial and stock price performance relative to predetermined performance measures as well as individual performance. In addition, the Committee has the discretionary authority to adjust the payout to any participant by up to 25%, but the total cash paid to any participant may not exceed 400% of his or her target incentive opportunity. The Committee has not made any discretionary payouts to any of the Named Executive Officers in the last three years when Company performance was not sufficient to earn a payout.
     Target Incentive Opportunities. Target incentive opportunities under the MIP are based on job responsibilities, internal pay equity and industry peer group data. Generally, target performance pays an amount equal to the target incentive, performance that equals or exceeds the maximum performance level under a particular measure pays an amount equal to 200% of the target incentive and performance in between pays an amount determined linearly. Annually, at its February meeting, the Committee establishes target and maximum performance goals under the MIP for that year. The Committee also establishes threshold performance levels for financial measures that must be met or exceeded for any award to be earned under the MIP based on those goals. The Committee has the discretionary authority to adjust any award earned under the MIP by up to 25% based on its assessment of the Company’s performance results and performance of the participant.
     Performance Measures. Annually, the Committee establishes corporate performance measures for all participants in the MIP including the Named Executive Officers. These measures are based on financial metrics which reflect corporate performance. Goals are set for each performance measure to utilize threshold, target and maximum incentive award opportunity.
Annual Cash Incentive Decisions In 2008
     In setting target opportunities for 2008, the Committee sought to ensure that, at target performance levels, total annual cash compensation was within the broad middle range of the peer group companies and that a substantial portion of total annual cash compensation was tied to Company and individual performance. In setting incentive bonus opportunities for 2008, 75% of the target award is earned based on Company EPS and TSR performance measures and 25% is attributable to individual performance. The individual performance component is determined by the Committee based upon an assessment by the Chief Executive Officer and is intended to take into account achievement of strategic goals, personal and organizational development, safety results and individual contributions. Target incentive opportunities ranged from 40% to 90% of base salary for Named Executive Officers in 2008. Each MIP participant, including the Named Executive Officers, can earn between 0% and 200% of his target award (which, as stated previously, is expressed as a percent of the individual executive’s base salary), depending upon corporate performance on the predetermined goals as well as individual performance. Each of our performance measures comprised threshold, target and maximum performance levels. If the threshold level of any performance measure is not achieved, then no amount is paid under that portion of the award. Set forth below is a description of each of the Company performance measures used for the 2008 MIP awards:

Measurement	Objective	Weight

Diluted Earning Per Shares (EPS)	• Established based on a review of the business plan’s forecasted results for the upcoming year.	50% of total

• Intended to reward meeting or exceeding EPS targets.

Measurement	Objective	Weight

•   The target level of performance is set at a level identified in the operating budget as the Company’s plan for the year and which the Committee believes is attainable based on the approved annual business plan given past performance, present market conditions and availability of resources. Achieving the target performance level would mean that the Company has achieved its business and operating plan for the year. There is the opportunity for a higher payout for performance well above target but also a risk of a lower or zero payout for performance below target. To achieve threshold performance, the Company must be substantially profitable with EPS at 80% of planned levels. Maximum payouts would be earned if EPS exceeded the plan by at least 20%.

Total Shareholder Return vs. OSX Index	• Total shareholder return is essentially a measure of stock price appreciation — comparing the change in the value of an investment in our common stock over the year.	25% of total

•   We compare our total shareholder return performance to the group of oilfield services companies that make up the OSX index in order to account for the cyclicality of our business. By using a relative measure, we intend to ensure that payouts under our MIP do not simply reflect the changing fortunes of our industry, but our own performance relative to our industry.

• We use the OSX as our benchmark for TSR performance, and not the “peer group” because:

• the OSX index is a readily available, verifiable index of a broad cross section of oilfield services companies; and

• it is used by investors as a measure of our relative stock price performance.

•   We measure TSR by comparing our stock price at the beginning of the year to our stock price on the last day of the year. We then calculate our total return and compare it to a similar measure of TSR for other participants in the OSX index.

•   In order for this measure to pay out at the target and maximum levels, we must meet or exceed the 50th and 90th percentile of performance in the OSX, respectively. The threshold level for earning any payout on this measure is the 25th percentile.

Individual Performance	• Achievement of strategic goals and individual objective	25% of total

• Contribution to achievement of operating objectives and leadership provided to their organization

• Safety results
     For 2008, for participants in the MIP to earn an award at the target level, EPS results were required to equal the approved annual business plan and TSR was required to be at or above the 50th percentile of the companies that make up the OSX index, (i.e., rank in the top half of companies in the index).

     For 2008, our annual reported diluted EPS loss of $1.03 was below the threshold established by the Committee. Our relative TSR during 2008 was also below the threshold level established by the Committee. Based on these results, in February 2009, the Committee determined that no bonus awards were earned based upon financial performance measures in 2008 by MIP participants, including each of the Named Executive Officers. In considering the individual performance component of the 2008 MIP award, the Committee reviewed financial results and corporate performance and determined not to award discretionary compensation to any of the Company executives, including the Named Executive Officers.
Annual Incentive In 2009
     In setting targets for 2009, the Committee again sought to ensure that, at target performance levels, total annual cash compensation would be generally competitive with peer group companies and that a substantial portion of annual cash compensation is tied to Company financial measures and performance. In establishing performance measures and goals, the Committee considered a number of internal and external factors, including economic and market conditions, capital spending plans by customers and critical strategic issues impacting the Company. Based on low oil and gas prices and weak market conditions, actual and anticipated bidding activity and project awards in the Company’s markets will be below levels experienced in recent years. This will, in turn, result in increased competition for the reduced volume of available work. In this environment, due to losses experienced in 2008, it is critical that the Company regain profitability in 2009. Moreover, after experiencing negative cash flow over the last year, positive cash flows from operations is needed to fund the Company’s routine activities and sustain implementation of long-term strategic growth and capital plans.
     Based upon these considerations, the Committee established Earnings Per Share and Free Cash Flow as performance measures for the MIP in 2009 with 50% of bonus opportunity based on each measure. Target goals for both measures are linked to the Company’s operating budget and will result in profitable performance in 2009, positive cash flow and enhancement of the Company’s balance sheet. To focus MIP participants on financial results, 100% of bonus opportunity in 2009 is based on financial results with no individual performance component.
Long-Term Incentive Compensation — Equity Awards
     We utilize three forms of long-term equity incentives granted under various equity plans each of which has been approved by our shareholders — stock options, restricted stock awards (both time-based vesting and performance-based vesting) and performance unit awards. These equity incentive awards foster the long-term perspective necessary to create shareholder value and help ensure that our executives are properly focused on creation of such shareholder value by rewarding financial and stock price performance over multi-year periods. Equity incentive awards also are used for recruiting and retention. Equity awards have traditionally been granted broadly and deeply within Global with approximately 230 employees participating as of February 17, 2009.
     In determining the amount and value of grants for executives, including the Named Executive Officers, the Committee’s overall objective was to set combined grant values of all equity-based awards at levels that were competitive within the median range of long-term incentive grants by peer group companies. The Committee’s practice in recent years has been to make annual grants of equity-based awards. Awards are determined based on consideration of market data, internal equity, succession planning, retention and current shareholdings by the individual. Awards are granted in a combination of stock options, time-based vesting restricted stock, and performance-vesting restricted stock or performance units. The Committee has no fixed guideline for the allocation among these types of equity awards in order to maintain flexibility in compensation decisions from year to year. However, in the last several years the Committee has shifted the mix of equity-based awards to increase the emphasis on performance awards (whether performance vesting restricted stock or performance units) and decrease the emphasis on stock options and time-based vesting restricted stock awards. In 2008, stock options comprised 40% of equity incentive awards to Named Executive Officers employed at that time by our

Company, time-based restricted stock was 30% and the performance award portion averaged 30% of the total grant value.
     Stock Options and Time-Based Vesting Restricted Stock Awards. Stock options generally align an executive’s incentives with shareholders’ because options have a value only if our stock price increases from the date of grant. Stock options also have an inherent performance component since it is our performance over an extended period that causes the value of our stock and thus the option to increase. Restricted stock awards that have time-based vesting also align the executive’s incentive with shareholders’ since they create direct share ownership with the intended result of increasing the executive’s focus on shareholder value over the vesting period. In addition, time-based vesting restricted stock awards are a useful recruiting and retention tool.
     We have generally granted stock options at prices equal to the market value (as defined in the plan) of the underlying stock on the effective date of grant and generally provide for vesting in equal portions on the first, second and third anniversaries of the date of grant. Time-based vesting restricted stock awards granted generally provide for cliff vesting on the third anniversary of the date of grant. The 2008 stock option and restricted stock awards to the Named Executive Officers are included in the Grants of Plan-Based Equity Awards table elsewhere in this Proxy Statement.
     For a description of our policies and procedures for the granting of stock options, see “Compensation Policies — Equity Awards” below.
     Performance-Based Awards. Performance awards promote share ownership and alignment with shareholder interests by providing employees, including Named Executive Officers, with shares of Company common stock if certain performance measures are achieved over a multi-year period. These awards tie reward of our Named Executive Officers to the achievement of certain levels of financial and stock price performance. Our performance unit awards are paid in shares of our common stock, based on performance generally over a three-year period. For the last several years, our approach has been to award new grants of performance unit awards annually resulting in a series of staggered three-year performance cycles. This three-year rolling cycle approach is intended to balance the retention and motivation power of these awards with the cyclicality inherent in our business on actual payouts over time. The goals established for these awards are intended to stress that our Named Executive Officers’ managerial focus should be on having a line of sight between Global’s and their personal business goals. Performance units awarded and the measurement criteria are set annually for a prescribed performance period.
Long-Term Incentive Awards in 2008
     In 2008, the Committee awarded equity-based awards at levels that were competitive within the median range of long-term incentive grants by peer group companies. On average, our Named Executive Officers received equity awards comprised of 40% stock options, 30% time-based restricted stock and 30% performance awards. In making its determination as to the mix of equity awards, the Committee reviewed available peer group data which indicated a competitive trend toward use of mixed equity awards, including a combination of stock options, time—based restricted units and performance-based share awards earned over multi-year cycles.
     Grants of equity awards to Mr. Levos at the time he joined Global as Senior Vice President and Chief Financial Officer were determined based on internal equity and data from our peer group and general industry for executives in similar positions. With respect to Mr. Clerico, in lieu of any salary, Mr. Clerico received an award of 143,885 restricted stock shares upon his appointment as Chairman of the Board and Chief Executive Officer effective October 16, 2008. These shares vest at three (3) month intervals in the twelve-month period following his appointment, as follows: January 15, 2009 — 35,971; April 15, 2009 — 35,971; July 15, 2009 — 35,971; and October 14, 2009 — 35,972. This vesting schedule was adopted because Mr. Clerico receives no salary as Chief Executive Officer and links his overall compensation to increased shareholder value.
     Performance unit awards granted in 2008 may be earned based on the following criteria during a three year cycle commencing January 2008 and ending December 31, 2010:

Performance Measure	Criteria	Weight
Net Operating Profit After Tax Return on Capital (“NOPAT ROC”)	· Defined as cumulative net operating profit after tax over a three-year period, divided by shareholders’ equity plus long-term debt for the three-year period.	50% of total

· Established based on a review of the business plan, actual costs of capital, and forecasted results for the upcoming three years considering the current business climate.

TSR vs. OSX
	· This performance measure is similar to the measure used in our MIP, except that performance must be achieved over a three year period.	50% of total

We calculate TSR by comparing our stock price on the first day of the performance period (January 1 of year one) to our stock price on the final day of the performance period (December 31 of year three). We then compare our return to shareholders to a similar measure of return to shareholders of the same performance period to other participants in the OSX index.

· In order to earn a target award, over the three-year cycle, we must rank at the 50th percentile, (i.e., in the top half) versus the other companies in the OSX index, and we must achieve 75th, (i.e., in the top quartile) percentile ranking or better over the performance cycle in order to earn a maximum award.
     The performance criteria for performance awards has been set by the Committee at levels which at target would require sustained performance at expected levels but which would require significantly improved multi-year performance for payouts in excess of target levels. At least annually, the Committee receives an evaluation of the likelihood of achievement of various performance measures under the outstanding performance awards.
     During 2008, there were three cycles of performance share awards outstanding with three year performance cycles commencing on January 1 of 2006, 2007, and 2008, respectively. At its meeting in February 2009, the Committee reviewed the result of the performance cycle running from January 1, 2006 to December 31, 2008. During the performance cycle, NOPAT ROC averaged 7.4% and total shareholder return as compared to its peers (TSR vs. OSX) was below the threshold level. Under the goals established by the Committee in 2006, results for the 2006-2008 cycle achieved 55.25% of the target level. As a result, in February 2009, the Committee approved distribution of 39,162 shares to 15 participants, including four (4) of the Named Executive Officers. Performance share awards to the Named Executive Officers are listed in the Summary Compensation Table. The Committee also reviewed performance for the cycle beginning in January 2007. Based on results in 2007 and 2008, it is not likely that any awards for 2007-2009 cycle will be earned by participants. Only one year of performance has been completed for the performance cycle commencing in January 2008. At this time, it is premature to reach any conclusions concerning the likelihood of any payout under this cycle.
Long-Term Equity Incentive Awards in 2009
     In considering 2009 equity awards to management, the Committee considered a number of factors. Recessionary economic conditions, weakness in the oil and gas markets and poor financial results resulted in a significant reduction in the price of the Company’s common stock in 2008. In early 2009, economic and market conditions continued to deteriorate and the timetable for economic recovery remains uncertain. Capital spending by international and national oil companies is expected to be reduced in 2009. These factors have made it difficult to forecast project activity beyond the next six to twelve months. As a result, the Committee concluded that development of long-term financial measures is not practical at this time.
     The Committee also considered the need for equity awards to provide appropriate financial incentives to management. Outstanding equity awards are of reduced value due to the decline in the price of our common stock. In addition, the two outstanding cycles of performance-based shares are unlikely to result in any earned awards. In these circumstances, the Committee considered it prudent to make equity awards in 2009 that provided recipients a strong incentive to improve financial performance and remain with the Company in their key roles. This was accomplished with an equity award that was comprised 100% of performance-based awards. In order to stress the goal of returning the Company to profitability, these awards will be earned based on Earnings Per Share (EPS) in 2009 and 2010. No shares will be earned if the Company is not profitable. Overall performance-unit awards will be earned based on results in 2009 (40%) with the remainder (60%) based on cumulative results for 2009 and 2010. Any shares earned based on 2009 performance will be subject to forfeiture should the executive leave the Company before February 2011.
Benefits and Perquisites
     The Named Executive Officers receive the same benefits as all U.S. based employees including medical, dental and vision coverage, disability insurance and basic life insurance as well as some additional supplemental benefits. A portion of the costs of benefits are borne by the employee. Supplemental benefits include supplemental medical, dental, vision and life insurance. These supplemental benefits are provided to ensure the health and well-being of the Named Executive Officers. In addition, we provide perquisites that directly promote our business objectives to executives to assist in their roles and responsibilities and include auto allowances and club memberships, which are available on a limited basis. See the Summary Compensation Table for further information on perquisites provided to the Named Executive Officers.
Post–Employment Compensation; Employment and Severance Agreements
Retirement Plans
     Except for participation in our 401(k) savings plan, which is available to substantially all domestic employees, we do not currently provide any retirement or pension plan for employees or executive officers. The Company’s 401(k) plan allows participants to save for retirement on a tax-advantaged basis and to direct their savings to a variety of investment vehicles. All of the Company’s peers and virtually all general industry companies sponsor similar 401(k) savings plans. By offering such a plan, the Company increases its ability to attract and maintain management and executive talent.
Employment and Severance Agreements
     Effective September 16, 2006, the Company entered into an employment agreement with Mr. Chin in connection with his becoming the Company’s Chief Executive Officer. On October 16, 2008,

Mr. Chin resigned from his positions as Chairman of the Board of Directors and Chief Executive Officer of the Company.
     In connection with Mr. Chin’s resignation, the Company entered into a Resignation and Release Agreement with Mr. Chin dated October 16, 2008 (the “Resignation Agreement”). The Resignation Agreement, together with Mr. Chin’s executive employment agreement, provided, among other things, that (i) Mr. Chin receive cash severance payment equal to twice his base salary and 2008 target bonus plus $140,000 (which was provided in lieu of continuing medical coverage); (ii) vested 175,001 unvested stock options held by Mr. Chin and provided that all options (275,000) held by Mr. Chin will remain available for exercise for the remaining portion of the original grant; (iii) vested 188,334 restricted stock awards held by Mr. Chin, and (iv) all performance unit awards previously granted to Mr. Chin remain outstanding and will be paid if earned at the end of the relevant performance cycle in accordance with their terms as if Mr. Chin had remained an employee of the Company throughout the relevant performance cycle. On October 23, 2008, Mr. Chin received $1,166,041.66 as the initial installment of his severance payment. The balance ($1,690,958.34) will be paid in April 2009.
     The agreement also provides that Mr. Chin will serve as a consultant to the Company and remain available to the Company for up to 180 days after his resignation. For his consulting services, Mr. Chin will be paid monthly based on his base salary level at the time of his resignation ($59,585 per month). He is not entitled to participate in any employee benefits, including year-end bonus plans. If consultation services are provided through the end of the six-month term, total payments to Mr. Chin will be $357,500. The agreement also provides that Mr. Chin will comply with non-competition, non-solicitation and other covenants contained in his employment agreement but that such obligations will expire at the end of the consulting period. Payments to Mr. Chin in 2008 in connection with his resignation are included in the Summary Compensation Table.
     We also have an employment agreement in place with Mr. Atkinson. This agreement includes severance provisions that would apply to certain types of termination outside of a change-in-control. In addition, each of our other Named Executive Officers, except for Mr. Clerico, is a party to a Change-In-Control Agreement that provides for certain payments upon ceasing to be employed by the Company after a change-in-control. These severance provisions vary by individual agreement and are discussed in more detail in the Separation and Change-In-Control table presented in this Proxy Statement and the accompanying narrative disclosures.
     Outside of the specific employment agreement or a change-in-control agreement, our Named Executive Officers are not due any benefits upon death or disability that are not generally available to all employees.
     In the case of termination for cause, none of our Named Executive Officers are due any compensation beyond salary that has already been earned through the date of termination.
     In our experience, change-in-control agreements for Named Executive Officers are common among our peer group, and our Board and Committee believe that providing these agreements to our Named Executive Officers would protect shareholders’ interests in the event of a change-in-control by helping to assure management continuity. Please review the Separation and Change-in-Control table presented in this Proxy Statement and the accompanying narrative disclosures for more information regarding the change-in-control agreements with our Named Executive Officers as well as other plans and arrangements that have trigger mechanisms that relate to a change-in-control. Although there are some differences in benefit levels depending on the executive’s job level and seniority, the basic elements of the severance provisions of the employment agreement and the change-in-control agreements that we have entered into with our current executives, including the Named Executive Officers other than Mr. Clerico, are comparable:

     Double trigger. Unlike “single trigger” plans that pay out immediately upon a change-in-control, our agreements require a “double trigger” — a change-in-control followed by an involuntary loss of employment within two years following the change-in-control. The only exceptions relate to equity awards which will vest immediately upon a change-in-control. Performance unit awards would be paid upon a change-in-control at the target payout level. The Committee believes this payment is appropriate because of the difficulties in converting our EPS and TSR targets into an award based on the surviving company’s EPS and TSR.
     Covered terminations. Executives are eligible for payments if, within two years of the change-in-control, their employment is terminated (i) without cause by the surviving company or (ii) for good reason by the employee, each as is defined in the agreement.
     Severance payment. Eligible terminated executives would receive a severance ranging from one to three times base salary plus short-term cash incentive (with the cash incentive established as the higher of the then-current year’s target level or the last short-term incentive amount paid prior to the change-in-control).
     Benefit continuation. Basic employee benefits such as health, life and disability insurance would be continued for up to two years following termination of employment.
     In the event the payments made to the executive, or the value of other benefits received by the executive, in connection with a change-in-control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups and taxes on the gross-up itself, would be borne by us under the agreements with Messrs. Peter S. Atkinson, James J. Doré, and Russell J. Robicheaux such that each executive is held harmless for the effects of this excise tax.
Stock Ownership Guidelines
     In 2000, the Committee implemented share ownership guidelines for all executives. These ownership guidelines require that they hold a number of shares of Global common stock with a market value equal to a multiple of their base salary. The objective of having a minimum ownership guideline is to align the executive’s focus to the shareholders’ interests. The minimum ownership level varies depending on position and is set at a level that is intended to be a significant value relative to the executive’s compensation level to ensure that the executive’s interest is in alignment with the shareholder. The Chief Executive Officer is required to maintain stock with a value of five times his base salary; the President, Chief Financial Officer and any Chief Administrative or Operating Officer are required to maintain common stock with a value of three times his or her base salary; other executives are required to maintain stock with a value equal to one times his or her base salary. Executives are entitled to include the value of non-vested restricted stock in the calculation. There is a transition period of five (5) years during which new executives are allowed time to achieve the proper ownership guideline.
     Each Named Executive Officer was in compliance with the ownership guidelines at the end of 2007. Due to the significant decline in the value of the Company’s common stock in 2008, none of the Named Executive Officers was in technical compliance at the end of 2008. In these circumstances, after reviewing ownership levels, including acquisition and disposition of shares during 2008, the Committee determined each of the Named Executive Officers to be in compliance with the Share Ownership Guidelines as of December 31, 2008. Each Named Executive Officer and all other officers were also in compliance with policies requiring advance approval of all transactions involving the sale or purchase of the Company’s common stock by them or by their immediate family members. This policy also prohibits the Named Executive Officers, other officers, and their immediate family members from engaging in or benefiting from other types of transactions involving the Company’s common stock such as puts, calls, and the sale or purchase of market options.

Compensation Policies
Equity Awards
     We generally grant long-term incentive awards using the last reported sales price on the NASDAQ Global Select Market on the effective date of the grant. We do not time the granting of equity awards to coincide with the release of material non-public information or any other special events but generally grant options to Named Executive Officers only on an annual grant date. Off-cycle grants may be made to executives as they are hired or in connection with promotions. Our equity awards are granted as of the actual date of grant or on a subsequent fixed date, in each case with all required approvals under the plan obtained in advance of or on the actual grant date. All grants to Named Executive Officers require approval of the Committee. Our insider trading policy prohibits the Named Executive Officers from trading in derivative securities of our stock.
Executive Compensation Recovery Policy
     The Board has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, we may recover incentive compensation (cash or equity) that was based on achievement of financial results that were substantially the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. Under this policy, when the Board determines in its sole discretion that recovery of compensation was appropriate, the Company may require reimbursement of all or any portion of any cash bonus or performance award to the fullest extent permitted by law.
Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the Company’s highest paid executive officers; however, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met.
     In general the Compensation Committee has structured awards to executive officers under the Company’s incentive programs to qualify for this exemption. However, the Compensation Committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the CD&A be included in these Proxy Materials.
Compensation Committee
James L. Payne, Chairman
Lawrence R. Dickerson
Richard A. Pattarozzi
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     James L. Payne, Richard A. Pattarozzi and Lawrence R. Dickerson served on the Compensation Committee in 2008. John A. Clerico served on the Compensation Committee until he was appointed Chief Executive Officer of the Company on October 16, 2008. None of the directors during their time of service on the Compensation Committee in 2008 served as one of the Company’s officers or employees. During 2008, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The table below summarizes compensation earned by each of the Named Executive Officers for the years ended December 31, 2008, 2007 and 2006.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(4)	Awards(5)	Awards(5)	Compensation(6)	Compensation(7)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

John A Clerico (1)	2008	—	—	94,058	—	—	262,759 (5)	356,817
Chairman of the Board &
Chief Executive Officer
Jeffrey B. Levos (2)	2008	164,647	—	47,443	50,657	—	19,716	282,463
Senior Vice President &
Chief Financial Officer
Peter S. Atkinson	2008	410,000	—	401,439	385,846	—	40,488	1,237,773
President	2007	390,400	—	666,633	280,656	276,981	27,966	1,642,636
	2006	381,250	—	590,744	234,307	345,603	25,782	1,577,686
James J. Doré	2008	327,000	—	161,026	135,229	—	30,995	654,250
Senior Vice President,	2007	315,400	—	300,938	164,594	208,000	22,566	1,011,498
North America and Worldwide	2006	306,250	—	264,717	183,166	262,303	106,323	1,122,759
Diving & Subsea Services
Russell J. Robicheaux	2008	255,000	—	186,347	172,362	—	37,143	650,852
Chief Administrative Officer	2007	230,400	—	308,054	208,851	157,704	32,170	937,179
& General Counsel	2006	221,500	—	222,557	80,588	181,321	30,757	736,723
Byron W. Baker	2008	260,000	—	178,097	148,502	—	37,296	623,895
Senior Vice President,	2007	250,400	—	326,558	189,867	132,107	29,196	928,128
Worldwide Fleet Operations	2006	232,817	—	267,832	151,867	168,839	32,553	853,908
B.K. Chin(3)	2008	651,292	—	1,584,255	218,442	—	3,043,306	5,497,295
Former Chairman of the Board	2007	650,400	—	1,434,702	904,749	700,000	93,631	3,783,482
and Chief Executive Officer	2006	162,500	800,000	165,724	133,025	220,959	3,772	1,485,980

(1)	Mr. Clerico is a Director of the Company and served in such capacity throughout 2008. Effective October 16, 2008, he was elected Chairman of the Board and Chief Executive Officer. In his capacity as Chief Executive Officer, Mr. Clerico does not receive a base salary and his compensation consists solely of a restricted stock award of 143,885 shares valued at $600,000 based on the closing price of Global common stock on October 17, 2008. These shares vest at three (3) month intervals, as follows: January 15, 2009 — 35,971; April 15, 2009 — 35,971; July 15, 2009 — 35,971; and October 14, 2009 — 35,971. Prior to his appointment as Chief Executive Officer, Mr. Clerico received director compensation pursuant to the Non-Employee Director Compensation Policy described on page 12. In 2008, this consisted of cash compensation in the amount of $32,500 and grants of restricted stock, all of which is included in “All Other Compensation”. In accordance with SFAS 123R, the value of the stock awards was prorated to reflect the period of time over which they were earned and therefore the amounts shown include amounts from awards granted prior to 2008. The grant date fair value of stock awards issued to Mr. Clerico as director compensation on May 16, 2007 and May 14, 2008 was $230,000 and $192,400, respectively.

(2)	Mr. Levos joined the Company in May 2008.

(3)	Mr. Chin resigned his positions as Chairman of the Board and Chief Executive Officer effective October 16, 2008. Pursuant to the terms of a Resignation and Release Agreement, he is to receive cash severance payments of $2,857,000 which equals twice his base salary and 2008 target bonus plus $140,000 in lieu of any additional Company provided medical benefits. In addition, Mr. Chin will provide consultation services to Global for up to 6 months at the same salary as in effect at the time of his resignation. From October 16, 2008 through

December 31, 2008, Mr. Chin was paid $149,919 for consulting services. In the event such services are provided for the full six-month term, Mr. Chin will receive additional consulting fees of $207,581 from the Company in 2009. Mr. Chin’s service with the Company began on October 1, 2006. His compensation for 2006 includes signing bonuses of $500,000 upon his employment and $300,000 at year-end.

(4)	The Company does not generally pay discretionary cash bonuses to executive officers, except pursuant to its Management Incentive Plan payments, which are shown under the column heading “Non-Equity Incentive Plan Compensation.”

(5)	The amounts shown represent grant date fair value of awards prorated to reflect the period of time over which they were earned, pursuant to SFAS No. 123R, plus adding back any allowance for forfeitures. These amounts do not necessarily reflect the value which will ultimately be realized by Named Executive Officers due to vesting requirements, changes in market conditions, and other potential differences between the assumptions used for SFAS 123R valuations and actual events. For more information regarding our stock-based compensation, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(6)	The amounts shown represent amounts earned for the year indicated pursuant to the Company’s Management Incentive Plan, which provides for annual cash payments.

(7)	Please see the tables and notes on subsequent pages for an explanation of the amounts shown for “All Other Compensation.”

ALL OTHER COMPENSATION
     The table below sets forth the amount of all other compensation earned by each of the Named Executive Officers for the years ended December 31, 2008, 2007 and 2006.

			Allocation
			of						Total of All
		401(k)	401(k)	Energy		Other		Consulting	Other
		Match(1)	Forfeitures(1)	Allowance(2)	Perquisites(3)	Payments	Severance	fees	Compensation
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

John A. Clerico	2008	—	—	—	22,192	240,567 (4)	—	—	262,759

Jeffrey B. Levos	2008	9,854	—	—	9,862	—	—	—	19,716

Peter S. Atkinson	2008	13,800	76	—	26,612	—	—	—	40,488
	2007	6,750	416	800	20,000	—	—	—	27,966
	2006	6,600	297	1,200	17,685	—	—	—	25,782

James J. Doré	2008	13,800	76	—	17,119	—	—	—	30,995
	2007	6,750	416	800	14,600	—	—	—	22,566
	2006	6,600	280	1,200	98,243	—	—	—	106,323

Russell J. Robicheaux	2008	13,800	76	—	23,267	—	—	—	37,143
	2007	6,750	416	800	24,204	—	—	—	32,170
	2006	5,783	259	1,200	23,515	—	—	—	30,757

Byron W. Baker	2008	13,800	76	—	23,420	—	—	—	37,296
	2007	6,750	416	800	21,230	—	—	—	29,196
	2006	5,820	269	1,200	25,264	—	—	—	32,553

B. K. Chin	2008	13,800	76	—	22,511	—	2,857,000	149,919	3,043,306
	2007	6,750	—	800	86,081	—	—	—	93,631
	2006	—	—	300	3,472	—	—	—	3,772

(1)	The amounts shown as 401(k) Match and Allocation of 401(k) Forfeitures represent the benefits received pursuant to the Company’s 401(k) plan, which are available to all domestic employees.

(2)	The amounts shown represent a cash benefit which was available to all employees within the area affected by Hurricane Rita. The Energy Allowance ceased in September 2007.

(3)	Please see the following table for a description of the amounts shown for Perquisites.

(4)	Represents compensation to Mr. Clerico as a Director pursuant to the Company’s Non-Employee Director Compensation Policy prior to his appointment as Chairman of the Board and Chief Executive Officer which was effective October 16, 2008. Such amount is described in footnote (1) to the Summary Compensation Table.

PERQUISITES
     The table below sets forth the amount of perquisites earned by each of the Named Executive Officers for the years ended December 31, 2008, 2007 and 2006.

									Total
			Group Term					Personal Use	Amount
		Auto	Life	Moving	Living			of Corporate	of
		Allowance(1)	Insurance(2)	Benefits(3)	Allowance(4)	Exec-U-Care(5)	Club Dues(6)	Aircraft	Perquisites
Name	Year	($)	($)	($)	($)	($)	($)	(7)	($)

John A. Clerico	2008	—	—	—	—	—	—	22,192	22,192

Jeffrey B. Levos	2008	5,388	293	—	—	4,181	—	—	9,862

Peter S. Atkinson	2008	9,000	3,564	—	—	8,266	5,782	—	26,612
	2007	9,000	3,564	—	—	2,116	5,320	—	20,000
	2006	9,000	2,322	—	—	1,102	5,261	—	17,685

James J. Doré	2008	9,000	1,242	—	—	6,877	—	—	17,119
	2007	9,000	1,242	—	—	1,606	2,752	—	14,600
	2006	4,771	518	84,866	4,699	2,906	483	—	98,243

Russell J. Robicheaux	2008	9,000	2,804	—	—	5,990	5,473	—	23,267
	2007	9,000	1,706	—	—	7,235	6,263	—	24,204
	2006	8,550	1,644	—	—	10,905	2,416	—	23,515

Byron W. Baker	2008	7,200	993	—	10,800	4,427	—	—	23,420
	2007	7,200	968	—	8,280	1,909	2,873	—	21,230
	2006	7,200	907	—	11,520	3,192	2,445	—	25,264

B.K. Chin	2008	9,546	2,043	—	—	5,232	5,690	—	22,511
	2007	12,000	2,580	—	—	8,030	63,471	—	86,081
	2006	3,000	430	—	—	42	—	—	3,472

(1)	The amount shown represents a monthly cash benefit.

(2)	The amount shown represents the cost of life insurance benefits provided to Named Executive Officers. Although group term life insurance benefits are provided to all employees, Named Executive Officers are entitled to enhanced coverage. The entire cost of life insurance benefits for Named Executive Officers is shown as a perquisite because it was not practicable to calculate incremental value of the enhanced coverage afforded to Named Executive Officers.

(3)	The amount shown for Mr. James Doré includes $9,913 for the cost of moving his household effects, $65,954 for the cost of a home sale service, and $8,999 of reimbursements of incidental expenses associated with the purchase of his new home.

(4)	The amount shown for Mr. James Doré represents a cash benefit paid to defray incidental costs associated with living and working in foreign locations. The amounts shown for Mr. Baker represent the cost of an apartment near our U.S. base of operations which was provided to Mr. Baker.

(5)	The amounts shown represent supplemental medical benefits provided to executives, including regular medical examinations and reimbursement for “out-of-pocket” medical expenses.

(6)	In 2007, $59,077 of the club dues shown for B.K. Chin represents a payment for an initiation fee at a country club, used in conjunction with client meetings.

(7)	The amount shown for Personal Use of Corporate Aircraft is the estimated incremental cost to the Company of Mr. Clerico’s personal use of the corporate aircraft. This amount was estimated using the variable aircraft costs and the proportion of Mr. Clerico’s personal miles to the total Company miles traveled in the corporate aircraft.

SALARY AND CASH BONUS IN PROPORTION TO TOTAL COMPENSATION
     The following table sets forth the percentage of each Named Executive Officer’s 2008 total compensation that we paid in the form of base salary and annual cash bonus.

Percentage of
Total
Name	Compensation

John A. Clerico	0%
Jeffrey B. Levos	58%
Peter S. Atkinson	33%
James J. Doré	50%
Russell J. Robicheaux	39%
Byron W. Baker	42%
B.K. Chin	12%

GRANTS OF PLAN-BASED AWARDS TABLE
for the year ended December 31, 2008

										All Other	All Other		Grant
										Stock	Option		Date Fair
				Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:	Awards	Exercise or	Value of
				Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Number of	Number of	Base Price	Stock &
		Date of								Shares of	Securities	of Option	Option
	Grant	Board		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	Action		($)	($)	($)	(#)	(#)	(#)	Units(3) (#)	Options(4) (#)	($/share)	($)

John A. Clerico
	5/14/08	5/14/08								10,000 (6)			192,400
	10/17/08	10/14/08								143,885			600,000

Jeffrey B. Levos				68,750	137,500	275,000
	05/27/08	05/09/08								10,000			176,800
	05/27/08	05/09/08									15,000	17.68	138,155
	05/27/08	05/09/08					1,722	8,611	17,222				205,545

Peter S. Atkinson				123,000	246,000	492,000
	01/02/08	10/30/07	(5)							15,000			319,500
	01/02/08	10/30/07	(5)								40,000	21.30	435,880
	02/19/08	02/19/08					3,000	15,000	30,000				431,250

James J. Doré				81,750	163,500	327,000
	01/02/08	10/30/07	(5)							4,500			95,850
	01/02/08	10/30/07	(5)								10,000	21.30	108,970
	02/19/08	02/19/08					900	4,500	9,000				129,375

Russell J. Robicheaux				63,750	127,500	255,000
	01/02/08	10/30/07	(5)							5,000			106,500
	01/02/08	10/30/07	(5)								12,000	21.30	130,764
	02/19/08	02/19/08					1,000	5,000	10,000				143,750

Byron W. Baker				52,000	104,000	208,000
	01/02/08	10/30/07	(5)							4,500			95,850
	01/02/08	10/30/07	(5)								10,000	21.30	108,970
	02/19/08	02/19/08					900	4,500	9,000				129,375

B.K. Chin(7)	01/02/08	10/30/07	(5)							35,000			745,500
	01/02/08	10/30/07	(5)								75,000	21.30	817,275
	02/19/08	02/19/08					7,000	35,000	70,000				1,006,250

(1)	Potential award under the Company’s Management Incentive Plan.

(2)	Amounts shown represent grants of performance units that were all awarded under the Company’s 2005 Stock Incentive Plan.

(3)	Amounts shown represent grants of restricted stock awards that were all awarded under the Company’s 2005 Stock Incentive Plan.

(4)	Amounts shown represent grants of stock options that were all awarded under the Company’s 2005 Stock Incentive Plan.

(5)	The Compensation Committee approved annual equity awards for Named Executive Officers at its October 2007 meeting with such grants to be effective on the first business day of 2008.

(6)	Amount shown represents grant of restricted stock for compensation as a member of the Board of Directors that was awarded under the 2005 Stock Incentive Plan.

(7)	Pursuant to an agreement with the Company executed at the time of his resignation (i) vesting of 75,000 options awarded to Mr. Chin in 2008 was accelerated and such options will remain available for exercise for the original term of the grant and (ii) forfeiture restrictions on 35,000 restricted shares awarded in 2008 lapsed. Mr. Chin will also be eligible to earn shares under the 2008 performance unit award depending on actual results during the performance period which concludes at the end of 2010.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The table below sets forth the unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer that were outstanding as of December 31, 2008. Market values are based on our common stock price on December 31, 2008, which was $3.49.

						Stock Awards
									Equity Incentive Plan Awards:
									Unearned Shares, Units or
	Option Awards					Shares or Units of Stock			Other Rights That Have
	Number of Securities			Option		That Have Not Vested			Not Vested
	Underlying Options			Exercise				Market			Market or
	Exercisable(1)	Unexercisable		Price	Expiration	Number		Value	Number		Payout Value
Name	(#)	(#)		($)	Date	(#)		($)	(#)		($)

John A. Clerico						10,000	(15)	34,900
						143,885	(19)	502,159

Jeffrey B. Levos		15,000	(16)	17.68	05/27/18	10,000	(17)	34,900	17,222	(18)	60,105

Peter S. Atkinson	9,356			10.69	02/17/10	29,400	(3)	102,606	32,000	(4)	111,680
	10,527			9.50	08/07/11	15,000	(10)	52,350	30,000	(11)	104,700
	12,048			8.30	02/20/12	15,000	(13)	52,350	30,000	(14)	104,700
	50,644			10.69	02/17/10
	51,473			9.50	08/07/11
	85,952			8.30	02/20/12
	31,733	15,867	(2)	12.38	01/03/16
	13,333	26,667	(9)	13.04	01/02/17
		40,000	(12)	21.30	01/02/18

James J. Doré	4,000			8.50	03/18/09	15,000	(3)	52,350	12,000	(4)	41,880
	36,325			10.69	02/17/10	7,000	(10)	24,430	14,000	(11)	48,860
	7,526			9.50	08/07/11	4,500	(13)	15,705	9,000	(14)	31,410
	12,181			8.30	02/20/12
	6,000			8.50	03/18/09
	3,675			10.69	02/17/10
	22,474			9.50	08/07/11
	22,819			8.30	02/20/12
	26,666	13,334	(2)	12.38	01/03/16
	6,000	12,000	(9)	13.04	01/02/17
		10,000	(12)	21.30	01/02/18

Russell J. Robicheaux	31,320			10.69	02/17/10	9,300	(3)	32,457	10,200	(4)	35,598
	9,079			9.50	08/07/11	10,000	(8)	34,900	14,000	(11)	48,860
	11,638			8.30	02/20/12	7,000	(10)	24,430	10,000	(14)	34,900
	8,680			10.69	02/17/10	5,000	(13)	17,450
	18,921			9.50	08/07/11
	8,362			8.30	02/20/12
	10,066	5,034	(2)	12.38	01/03/16
	13,333	6,667	(7)	14.24	12/12/16
	6,000	12,000	(9)	13.04	01/02/17
		12,000	(12)	21.30	01/02/18

Byron W. Baker	7,051			9.50	08/07/11	11,000	(3)	38,390	12,000	(4)	41,880
	12,030			10.69	02/17/10	5,000	(6)	17,450	16,000	(11)	55,840
	14,949			9.50	08/07/11	8,000	(10)	27,920	9,000	(14)	31,410
	11,933	5,967	(2)	12.38	01/03/16	4,500	(13)	15,705
	10,000	5,000	(5)	17.71	05/04/16
	6,666	13,334	(9)	13.04	01/02/17
		10,000	(12	21.30	01/02/18

B.K. Chin	19,761			15.18	10/02/16				80,000	(11)	279,200
	80,239			15.18	10/02/16				70,000	(14)	244,300
	100,000			13.04	01/02/17
	75,000			21.30	01/02/18

	Grant Date	Vesting Term
(1)	—	Options were 100% vested as of 12/31/08
(2)	01-03-06	Options vest 33.3% on the first, second, and third anniversaries of the grant date
(3)	01-03-06	Restricted stock vests on the third anniversary of the grant date
(4)	02-15-06	Performance units earn shares of common stock if performance criteria for 2006 through 2008 are met. In February 2009, these earned 27.625% of the stated amounts.
(5)	05-04-06	Options vest 33.3% on the first, second, and third anniversaries of the grant date
(6)	05-04-06	Restricted stock vests on the third anniversary of the grant date
(7)	12-12-06	Options vest 33.3% on the first, second, and third anniversaries of the grant date
(8)	12-12-06	Restricted stock vests on the third anniversary of the grant date
(9)	01-02-07	Options vest 33.3% on the first, second, and third anniversaries of the grant date
(10)	01-02-07	Restricted stock vests on the third anniversary of the grant date
(11)	03-08-07	Performance units earn shares of common stock if performance criteria for 2007 through 2009 are met.
(12)	01-02-08	Options vest 33.3% on the first, second, and third anniversaries of the grant date
(13)	01-02-08	Restricted stock vests on the third anniversary of the grant date
(14)	02-19-08	Performance units earn shares of common stock if performance criteria for 2008 through 2010 are met.
(15)	05-14-08	Restricted stock vests on the earlier of the date of the 2009 annual shareholders’ meeting or June 1, 2009
(16)	05-27-08	Options vest 33.3% on the first, second, and third anniversaries of the grant date
(17)	05-27-08	Restricted stock vests on the third anniversary of the grant date
(18)	05-27-08	Performance units earn shares of common stock if performance criteria for 2008 through 2010 are met.
(19)	10-17-08	Restricted stock vests 25% each on January 15, April 15, July15, and October 14, 2009

OPTIONS EXERCISED AND STOCK VESTED
     The table below sets forth the amount of options exercised and stock vested by each of the Named Executive Officers for the year ended December 31, 2008.

	Option Awards		Stock Awards
		Value
	Number of Shares	Realized	Number of	Value
	Acquired on	on	Shares Acquired	Realized on
	Exercise	Exercise(1)	on Vesting	Vesting
	(#)	($)	(#)	($)(2)
John A. Clerico(3)	—	$—	10,000	$192,400
Jeffrey B. Levos	—	—	—	—
Peter S. Atkinson	—	—	89,000	1,639,380
James J. Doré	20,000	180,701	40,940	754,115
Russell J. Robicheaux	—	—	37,380	688,540
Byron W. Baker	—	—	40,940	754,115
B.K. Chin	—	—	221,667	979,467

(1)	Calculated based on the difference between the market price of Global stock on the date of exercise and the exercise price.

(2)	Calculated based on the market price of Global stock as of the date of vesting.

(3)	Represents shares awarded to Mr. Clerico as director compensation in 2007, prior to his appointment as Chairman of the Board and Chief Executive Officer effective October 16, 2008.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Employment Agreements
     We entered into an employment agreement with Mr. B.K. Chin in October 2006. Mr. Chin resigned from the Company as our Chief Executive Officer and Chairman of the Board on October 16, 2008. In connection with Mr. Chin’s resignation, we entered into a Resignation and Release Agreement with him which amended or superseded many of the terms of his employment agreement. A description of the economic terms of his departure are described below after “Estimated Separation and Change-in-Control Benefits.”
     The only other employment agreement with a Named Executive Officer is with our President, Mr. Atkinson. We also have entered into change-in-control agreements with each of our Named Executive Officers except Mr. Clerico, which are discussed below. The change-in-control agreement previously in effect with Mr. Chin terminated on October 16, 2008, upon his resignation from the Company. See “Change-in-Control” and “Estimated Separation and Change-in-Control Benefits” below.
     Mr. Atkinson. We entered into a letter agreement with Mr. Atkinson dated November 16, 2005, when, in addition to serving as President, he assumed the role of Chief Financial Officer. The initial term of the letter agreement ran through December 31, 2006, and automatically extends for successive one-year terms unless 30 days’ notice otherwise is provided by the Board of Directors. The letter agreement increased Mr. Atkinson’s base compensation and, in the event his employment with the Company is terminated by us without “cause” or by Mr. Atkinson for “good reason” (as each is defined in the agreement), provides for the payment of severance equal to one year’s base salary, an automobile allowance and incentive compensation as well as payment of 50% of COBRA health insurance premiums for up to 18 months. Additionally, the Board of Directors has the discretion to accelerate the vesting of any outstanding stock options and restricted shares at the time of Mr. Atkinson’s termination of employment. The Estimated Separation and Change-in-Control Benefits table presented below assumes that the Board of Directors accelerated the vesting of Mr. Atkinson’s awards upon his termination of employment. Any payments upon termination of employment after a change in control are provided by Mr. Atkinson’s change in control agreement as discussed below.
     Mr. Atkinson’s letter agreement generally uses the following terms:
     “Cause” means termination due to (a) an act of dishonesty on the executive’s part against the Company, (b) willful misconduct or gross negligence in the performance of the executive’s duties, (c) a material breach of any corporate policy, code of conduct or similar requirement adopted by the Board of Directors of the Company, or (d) a felony conviction or any misdemeanor involving moral turpitude.
     “Good Reason” means (a) the material diminution in the executive’s position or responsibilities, except any actions necessitated by the hiring of a new Chief Executive Officer or Chief Financial Officer; (b) a reduction in the executive’s base salary for any year below $375,000, except in a percentage not exceeding any salary reduction imposed on executive officers of the Company generally or the failure by the Company to increase the executive’s base salary each year by an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers for the year; (c) a material reduction in the executive’s benefits unless applicable to executive officers generally or required by law; (d) the relocation of the executive’s principal place of employment by more than 50 miles from his current location in Houston, Texas; or (e) the failure of a successor entity to assume the agreement.
Change-in-Control
     We have change in control agreements in place with each of our Named Executive Officers other than Mr. Clerico. We entered into new agreements with each such officer in 2008. Under the terms of the agreements, upon a change in control and without regard to whether there is a subsequent termination of employment, the following benefits are provided to the executive:
     (i) all outstanding stock options will immediately vest and, unless our Compensation Committee determines to make an equitable adjustment or substitution, the executive will receive a cash payment equal to the number of shares subject to the options outstanding multiplied by the difference between the closing price of the Company’s common stock on the date immediately prior to the change in control and the exercise price of the stock options,
     (ii) all outstanding restricted stock awards will immediately vest and all forfeiture restrictions will lapse, and
     (iii) all outstanding performance unit awards for which the performance period has not been completed will be deemed earned at the target level payout, will be payable in the same form of equity or other consideration as all other stockholders with respect to shares of Company common stock and will be delivered within 10 days of the change in control.
     Within two years following a change in control and upon a subsequent termination of the executive’s employment by the Company other than for “cause” or by the executive for “good reason”, the executive will be eligible for the following additional benefits:
•	a lump sum cash payment equal to (x) three times (y) base salary and bonus. Calculation of the bonus amount used in determination of the lump sum payment is based on the largest actual bonus paid in the last five years or, if higher, the target bonus in the year of termination of employment;

•	a cash payment for unvested contributions under the Company’s retirement plan as of the date of termination;

•	two years of continued healthcare and dependent healthcare coverage at no additional cost;

•	reimbursement of legal fees incurred as a result of the termination and certain relocation expenses, if applicable; and

•	a “gross-up” payment, in the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, equal to the excise tax imposed plus any additional taxes imposed on the gross-up payment itself (except for Messrs. Levos and Baker, whose agreements call for severance payments to be modified if the payment of such benefits would result in the imposition of excise taxes so that they receive the net payment with or without payment of the 280G excise tax which yields the highest net benefit).
The initial term of each agreement continues through December 31, 2009 and is automatically extended for successive one-year terms unless the Company notifies an executive 30 days prior to the end of a term of its intention not to extend the agreement. In the event of a change in control during the term of the agreement, the agreement shall continue in effect for two years from the date of the change in control.
     The change in control agreements generally use the following terms:
     “Cause” means (a) the executive committed an act of dishonesty constituting a felony and resulting in a personal benefit at the expense of the Company or (b) the willful and continued failure by the executive to substantially perform his or her duties, resulting in material injury to the Company.
     “Change in Control” means (a) any merger, consolidation or other reorganization in which the Company is not the surviving entity, (b) the dissolution or liquidation of the Company, (c) the sale, lease or exchange of substantially all of the assets of the Company to any other person or entity, (d) the acquisition by any individual or entity or group of more than 50% of the beneficial ownership of outstanding shares of the common stock of the Company, or (v) as a result of a contested election of directors, our incumbent directors cease to constitute a majority of the Board.
     “Good Reason” means (a) a substantial change in the executives responsibilities or position, (b) a reduction in the executive’s base salary or total compensation or the failure to increase the executive’s total salary and payment under the bonus incentive plan each year after a change in control by an amount which at least equals, on a percentage basis, the mean average percentage increase in total compensation for all officers of the Company during the three full fiscal years immediately preceding a change in control, (c) the failure to continue the bonus incentive plan substantially on the basis in effect prior to the change in control, or a failure by the Company to continue the executive as a participant on at least the same basis as the executive’s participation for the fiscal year immediately preceding a change in control, (d) relocation of the executive’s principal place of employment by more than 30 miles from his or her principal place of employment prior to the date on which a change in control, (e) a material reduction in the executive’s benefits, (f) the failure of a successor entity to assume the agreement, or (g) any purported termination not satisfying the notice requirements of the agreement.

ESTIMATED SEPARATION AND CHANGE-IN-CONTROL BENEFITS(1)
     The following table shows potential payments to our current Named Executive Officers under existing contracts, plans or arrangements, whether written or unwritten, in the event of their termination of employment. The amounts shown assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such date and are estimates of the amounts which would be paid out to the Named Executive Officers upon their respective termination. The actual amounts to be paid out can only be determined at the time the executive’s employment is terminated. The amounts shown as after a change in control assume a change in control and termination of employment on December 31, 2008, and where applicable, use the closing price of our common stock of $3.49 on December 31, 2008 (the last business day of the year) as reported on the NASDAQ.

		Acceleration and Continuation
		of Awards(2)
	Cash	Performance			Continuation
	Severance	Based	Restricted	Stock	of Medical &	Excise Tax
	Payout(3)	Awards	Stock	Options	Welfare	Gross Up(4)	Total
Name(1)	($)	($)	($)	($)	($)	($)	($)

John A. Clerico	0	0	502,159	0	0	0	502,159

Jeffrey B. Levos	1,233,375	60,105	11,106	0	29,856	0 (5)	1,334,442

Peter S. Atkinson	2,259,253	209,400	21,366	0	32,738	0	2,522,757

James J. Doré	1,762,016	80,270	7,598	0	33,792	577,855	2,461,531

Russell J. Robicheaux	1,304,600	83,760	12,443	0	31,704	0	1,432,507

Byron W. Baker	1,282,228	87,250	8,866	0	27,504	0 (5)	1,405,848

(1)	We have included only those estimated payments which would be above and beyond what would normally be provided (e.g., earned but unpaid compensation such as salary through the termination date and vested long-term incentives are not included). Only Mr. Atkinson is entitled to payments upon a termination of employment absent a change in control, as discussed above, pursuant to the terms of his employment agreement.

(2)	Reflects the full intrinsic value of equity incentive awards accelerated or cashed out upon termination. Values shown for performance units/shares and restricted shares reflect the number of shares paid out or vested times the year-end stock price. The option values shown reflect the number of unvested options at termination times the excess of the year end stock price over the exercise price of the option. Option awards with an exercise price higher than the year-end stock price have a $0 value.

(3)	Cash severance for the Named Executive Officers in the case of a qualifying termination following change in control is equal to 3.00 times (a) their base salary plus (b) the greater of their current target bonus or the highest actual bonus paid in the last five years.

(4)	Gross up covers excise tax imposed on the parachute payment as well as any excise tax or income tax incurred by the gross up payment itself. To determine the amount of the gross-up payment, each Named Executive Officer’s “base amount” was calculated using the five-year average of his compensation for the years 2003-2007. The payments received in connection with the change of control in excess of a Named Executive Officer’s “base amount” is considered an “excess parachute payment” as provided by Section 280G of the Code. If the total of all “parachute payments” is equal to or greater than three times the base amount, the amount of the excess parachute payment will be subject to the excise tax. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2008, (b) the closing price of our stock was $3.49 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and the state or local income tax rate is not applicable, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change in control, and (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change in control could be rebutted.

(5)	The terms of Messrs. Levos & Baker’s change in control agreement provide for modifications of benefits if the payment of such benefits would result in the imposition of excise taxes so that they receive the net payment with or without payment of the 280G excise tax, which yields the highest net benefit.

B.K. Chin. Effective October 16, 2008, B.K. Chin resigned from his positions as Chairman of the Board and Chief Executive Officer of the Company. In connection with Mr. Chin’s resignation, the Company entered into a Resignation and Release Agreement with Mr. Chin dated October 16, 2008. The agreement provides, among other things, that:
(i)	Mr. Chin will receive a cash severance payment of $2,717,000 (an amount equal to twice his then current base salary and 2008 year bonus assuming target level performance as provided in his employment agreement) plus $140,000 (which was provided in lieu of continuing medical insurance coverage). The first installment of the severance pay was paid in the fourth quarter of 2008 and the second installment will be paid in the second quarter of 2009;

(ii)	vesting on all unvested stock options held by Mr. Chin (representing 175,001 shares) was accelerated and the period during which the options are exercisable for all stock options held by Mr. Chin (representing 275,000 shares in the aggregate) was extended for the remaining portion of the original grant;

(iii)	all restricted stock awards held by Mr. Chin (which represent 188,334 shares) were vested and all forfeiture restrictions lapsed; and

(iv)	all performance unit awards previously granted to Mr. Chin (representing the right to earn up to 150,000 shares of our common stock) will remain outstanding and will be paid if earned at the end of the relevant performance cycle in accordance with their terms as if Mr. Chin had remained an employee of the Company throughout the relevant performance cycle.
     Mr. Chin continues to serve as a consultant to the Company and remains available to the Company for up to 180 days after his resignation. For his consulting services, Mr. Chin is paid monthly based on his base salary level at the time of his resignation ($59,585 per month). He is not entitled to participate in any employee benefits, including year-end bonus plans. The agreement also provides that Mr. Chin will comply with non-competition, non-solicitation and other covenants contained in his employment agreement but that such obligations will expire at the end of the consulting period.

SECURITY OWNERSHIP
Stock Ownership of Directors and Executive Officers
     The table below sets forth the ownership of the Company’s common stock, as of March 24, 2009, by (i) each current executive officer of the Company named in the Summary Compensation Table, (ii) each of the Company’s directors, and (iii) all directors and executive officers of the Company as a group. All persons listed below have sole voting power and investment power over the shares beneficially held by them.

					Beneficial
	Shares	401(k)	Restricted	Exercisable	Ownership
Name	Owned	Plan(1)	Shares(2)	Options(3)	Total	Percent

John A. Clerico	255,971	—	117,914	—	373,885	*
Jeffrey B. Levos	—	—	10,000	—	10,000	*
Peter S. Atkinson	122,574	365	30,000	307,599	460,538	*
James J. Doré	164,041	11,537	11,500	170,333	357,411	*
Russell J. Robicheaux	60,058	146	22,000	132,433	214,637	*
Byron W. Baker	76,219	347	17,500	83,596	177,662	*
Lawrence R. Dickerson	11,535	—	10,000	—	21,535	*
Edward P. Djerejian	54,533	—	10,000	—	64,533	*
William J. Doré	12,142,217	—	4,411	—	12,146,628	10.7%
Larry E. Farmer	20,000	—	10,000	—	30,000	*
Edgar G. Hotard	39,519	—	10,000	—	49,519	*
Richard A. Pattarozzi	40,809	—	10,000	—	50,809	*
James L. Payne	69,625	—	10,000	—	79,625	*
Michael J. Pollock	10,000	—	10,000	—	20,000	*
Cindy B. Taylor	20,000	—	10,000	—	30,000	*

All directors and executive officers as a group (15 persons)					14,086,782	12.4%

*	Less than 1%

(1)	Shares held by the trustee of the Company’s Retirement Plan. Each participant in such plan instructs the trustee as to how the participant’s shares should be voted.

(2)	Shares issued pursuant to the Company’s 2005 Stock Incentive Plan with remaining restrictions. Restricted stock can be voted, but is subject to forfeiture risks.

(3)	Shares that the Named Executive Officers have the right to acquire through stock option exercises within sixty days after March 24, 2009.

Security Ownership of Certain Beneficial Owners
     The following, to the Company’s knowledge as of March 24, 2008, are the only beneficial owners of 5% or more of the outstanding common stock except for persons set forth in the table above.

Name and Address of	Number of Shares		Percent
Beneficial Owner	of Common Stock		of Class

BlackRock, Inc.	8,915,829	(1)	7.9%
45 Fremont Street
San Francisco, CA 94105

FMR, LLC	16,955,621	(2)	15.1%
82 Devonshire Street
Boston, Massachusetts 02109

Wells Fargo & Company	17,498,233	(3)	15.6%
420 Montgomery Street
San Francisco, CA 94104

(1)	This number, which includes no shares of common stock with sole voting power, is based on information furnished in a Schedule 13G filed with the SEC by BlackRock, Inc. on February 10, 2009.

(2)	This number, which includes 369,600 shares of common stock with sole voting power, is based on information furnished in a Schedule 13G/A filed with the SEC by FMR, LLC on February 17, 2009.

(3)	This number, which includes 14,411,388 shares of common stock with sole voting power, is based on information furnished in a Schedule 13G/A filed with the SEC by Wells Fargo & Company on January 12, 2009.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
     The following table sets forth certain information as of December 31, 2008 regarding our equity compensation plans and does not give effect to the proposed amendment to the 2005 Stock Incentive Plan, which would add an additional 5,000,000 shares to that plan.

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon		under equity
	exercise of	Weighted-average	compensation plans
	outstanding	exercise price of	(excluding
	options,	outstanding	securities
	warrants and	options,	reflected in the
Plan Category	rights	warrants and rights	first column)
Equity compensation plans approved by Shareholders:
1992 Equity Incentive Plan	152,030	$10.69	—
1998 Equity Incentive Plan	559,785	8.64	—
2005 Stock Incentive Plan	1,187,963	15.08	1,424,374
Equity compensation plans not approved by Shareholders:
None	—	—	—

Total	1,899,778	$12.83	1,424,374

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee has reviewed and discussed with the Company’s management and representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2008, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Audit Committee has also discussed with representatives of the Company’s independent public accountants the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.”
     At quarterly meetings of the Audit Committee held prior to the filing of the Company’s financial statements with the SEC, the Audit Committee reviewed and discussed the Company’s financial statements with the Company’s management and representatives of Deloitte & Touche LLP. At each of such meetings, the Audit Committee held private sessions with representatives of Deloitte & Touche LLP to discuss any and all matters relevant to such financial statements without any restrictions.
     The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with management and representatives of Deloitte & Touche LLP such auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Deloitte & Touche LLP in 2008 was compatible with maintaining their independence and determined that rendering such services had not impaired the auditors’ independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC.
     Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.
Audit Committee
Cindy B. Taylor, Chairperson
Lawrence R. Dickerson
Larry E. Farmer
Michael J. Pollock

APPROVAL OF THE AMENDMENT OF THE 2005 STOCK INCENTIVE PLAN
(Proposal 2)
General
     Our Board of Directors originally adopted the Global Industries, Ltd. 2005 Stock Incentive Plan (the “Stock Incentive Plan”) on December 21, 2004 and our shareholders originally approved it on May 17, 2005. At our Annual Meeting, shareholders will be asked to approve the First Amendment to the Stock Incentive Plan which increases the number of shares of our common stock available for issuance under the plan from 5,500,000 shares to 10,500,000 shares. Our Board of Directors determined that with 223,816 shares remaining available under the Stock Incentive Plan, the Company would be severely limited in its ability to attract, retain, reward and motivate employees, non-employees, directors and advisors through the use of equity incentive awards unless additional shares are added to the Stock Incentive Plan. While our Board of Directors is cognizant of the potential dilutive effect of compensatory stock awards, it also recognizes the significant benefits that are achieved from making such awards.
Summary of the Stock Incentive Plan
     The following general description of certain features of the Stock Incentive Plan as modified by the First Amendment is qualified in its entirety by reference to the complete text of the Stock Incentive Plan which is filed as Exhibit 10.42 of our 2004 Annual Report on Form 10-K and the First Amendment, which is attached to this Proxy Statement as Appendix A. Capitalized terms not otherwise defined have the meaning given to them in the Stock Incentive Plan.
     The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, restricted stock, performance awards, phantom shares, stock appreciation rights, substitute awards and other stock-based awards (“Awards”) to the Company’s employees, directors and consultants and to employees and consultants of its Subsidiaries, provided that incentive stock options may be granted solely to employees. Giving effect to the First Amendment, a maximum of 10,500,000 shares of common stock may be delivered pursuant to Awards under the Stock Incentive Plan, provided that no more than 60% of such shares may be delivered in payment of restricted stock or phantom share awards. The number of shares deliverable pursuant to Awards under the Stock Incentive Plan is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive or enlarging changes in the Company’s common stock. Shares of common stock used to pay exercise prices and to satisfy tax-withholding obligations with respect to Awards, as well as shares covered by Awards that expire, terminate or lapse, will again be available for Awards under the Stock Incentive Plan.
     Substantially all of the employees of the Company and its Subsidiaries are eligible to receive Awards under the Stock Incentive Plan. At February 28, 2009, the Company and its Subsidiaries had approximately 3770 employees.
     The maximum number of share-denominated Awards that may be granted under the Stock Incentive Plan to any individual during any calendar year may not exceed 10% (1,050,000 shares after giving effect to the amendment) of the number of shares that may be issued with respect to Awards granted under the Stock Incentive Plan. The maximum amount of dollar-denominated Awards that may be granted to any participant during any calendar year may not exceed $3,000,000. An Award may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Stock Incentive Plan, Awards consisting of options may include an incentive stock option or a non-qualified option or any combination thereof. Awards may consist of any combination of options, restricted stock, performance awards, phantom shares, stock appreciation rights, substitute awards and other stock-based awards.

     As of the date of this Proxy Statement, stock options, restricted shares and performance units have been granted under the Stock Incentive Plan. At March 24, 2009, approximately 1,235,858 shares have been issued under the Stock Incentive Plan, Awards covering approximately 4,040,326 shares of common stock are outstanding under the Stock Incentive Plan and 223,816 shares remain available for issues (before giving effect to the First Amendment).
     For additional information concerning securities issuable under our existing equity compensation plans, see “Securities Authorized For Issuance Under Equity Compensation Plans” in this Proxy Statement.
Administration
     The Stock Incentive Plan provides that a committee comprised solely of two or more “outside directors” (as defined by Section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of the term “Non-Employee Director” as defined by Rule 16b-3 under the Exchange Act) serves as the Administrator of Awards under the Stock Incentive Plan with respect to persons subject to Section 16 of the Exchange Act. Until otherwise determined by the Board of Directors, the Compensation Committee of the Board of Directors (the “Committee”) serves as such committee under the Stock Incentive Plan. The Chief Executive Officer of the Company or the Committee may serve as Administrator with respect to any person not subject to Section 16 of the Exchange Act.
     The Administrator has the sole discretion to determine the employees, directors and consultants to whom Awards may be granted. Awards are granted by the Administrator to employees, directors and consultants in such numbers and at such times during the term of the Stock Incentive Plan as the Administrator shall determine. The Administrator is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Stock Incentive Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent the Administrator deems necessary or desirable.
Awards Under the Plan
     Stock Options. Options can be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, as determined by the Administrator. Subject to certain limitations, the Administrator determines the exercise price for each option, the number and kind of options granted, the period during which they can be exercised, the vesting schedule applicable to such options, including any applicable performance goals, and any other terms that are not inconsistent with the purposes and provisions of the plan that the Administrator deems appropriate. The Administrator may, in its discretion, accelerate the vesting of any option; provided that the Administrator may not, without the participant’s consent, accelerate any incentive stock option if such acceleration would disqualify such option as an incentive stock option. Options must have an exercise price at least equal to the fair market value of the common stock on the date the option is granted in the case of an incentive stock option and not less than 85% of the fair market value of the common stock in the case of non-qualified stock options. In addition, with respect to any ten percent stockholder, as calculated under the Internal Revenue Code, the exercise price of an incentive stock option cannot be less than 110% of the fair market value of a share of common stock on the date of grant. The closing price of a share of our common stock on March 24, 2009, was $4.14. No option can be exercised more than ten years after the date of grant, or five years in the case of incentive stock options granted to a ten percent stockholder. The exercise price of an option must be paid as follows: (i) in cash or by certified check, bank draft or money order; (ii) in the discretion of the Administrator, in shares of common stock or other securities designated by the Administrator valued at their fair market value on the date of exercise of the option; (iii) in a combination of cash, shares or such other securities; (iv) by delivery of an irrevocable option exercise notice and irrevocable instructions from the participant to a broker or dealer to sell certain shares of common stock purchased upon exercise of an option or to pledge such shares as collateral for a loan and prompt delivery to us of the amount of sale or loan proceeds necessary to pay the exercise price for the option or (v) with any other form of valid consideration that is acceptable to the Administrator.
     Currently, outstanding options generally are exercisable in cumulative annual installments of either (i) one-fifth of the shares covered thereby commencing one year after the date of grant or (ii) one-third of the shares covered thereby commencing one year after the date of grant, and expire ten years from the date of grant, except in the event of the termination of service, disability or death of the participant. Unless otherwise permitted by the Administrator, in its sole discretion, if the service of a participant other than a non-employee director ends by reason of the participant’s voluntary termination of service or termination of the participant’s service by us other than for cause, the participant’s outstanding options may be exercised, to the extent then exercisable, for a period of six months after the date of termination (or three months in the case of incentive stock options). Unless otherwise permitted by the Administrator, in its sole discretion, in the event of a participant’s death, the participant’s stock options may be exercised, to the extent exercisable at the date of the participant’s death by the person who acquired the right to exercise such options by will or the laws of descent and distribution for a period of twelve months following the date of death. Unless otherwise permitted by the Administrator, in its sole discretion, in the event of a participant’s permanent disability, the participant’s stock options may be exercised, to the extent exercisable upon the date of the onset of such permanent disability, for a period of twelve months following such date. Unless otherwise permitted by the Administrator, in its sole discretion, if a non-employee director ceases to be a member of our Board of Directors for any reason, other than due to a termination for cause, the director’s options may be exercised, to the extent then exercisable, for a period of twelve months following the date of termination. If any participant’s service is terminated for cause, then, unless the Administrator determines otherwise, all of the participant’s options, whether or not then vested, will be forfeited by the participant effective as of the date of such termination. In no event may an option be exercised following the earlier to occur of the expiration of the option and the tenth anniversary of the date of grant of such option.
     Restricted Stock. The Administrator determines the number of shares of restricted stock to be granted, the duration of the restricted period, the conditions, including the performance criteria, if any, under which the restricted stock may be forfeited to the Company, and the other terms and conditions of such Awards. The Administrator may, in its discretion, accelerate the dates on which restricted shares vest. If a participant’s service terminates for any reason, the unvested restricted shares and restricted share units will be forfeited as of the date of such event, unless the Administrator determines otherwise with respect to some or all of the unvested restricted shares. A grant of restricted stock constitutes an immediate transfer to the recipient of record and beneficial ownership of the shares in consideration of the performance of services by the recipient (or other consideration determined by the Administrator). The recipient is entitled immediately to voting and other ownership rights in the shares, subject to restrictions referred to in the Stock Incentive Plan or contained in a related restricted stock agreement. The transfer may be made without additional cash consideration or in consideration of a payment by the recipient that is less than the market value of the shares on the date of grant. Each grant may, in the discretion of the Administrator, limit the recipient’s dividend rights or other distributions during the period in which the shares are subject to a substantial risk of forfeiture and restrictions on transfer.
     Performance Awards. The Administrator may grant performance awards that vest upon such terms and conditions as the Administrator may establish, including the achievement of performance criteria. To the extent earned, performance awards may be paid in common stock or in cash or any combination thereof as determined by the Administrator. Performance awards may be paid in a lump sum or in installments following the close of the performance period, as provided by the Administrator with respect to such award.
     Phantom Shares. The Administrator may grant Awards of phantom shares upon such terms and conditions as the Administrator may determine. Each phantom share award shall constitute an agreement by the Company to issue or transfer a specified number of shares or pay an amount of cash equal to the fair market value of a specified number of shares, or a combination thereof to the participant in the future, subject to the fulfillment of such conditions, including performance objectives, if any, as the Administrator may specify at the date of grant. During the restricted period, the participant does not have any rights of ownership in or with respect to the phantom shares.
     Stock Appreciation Rights. The exercise price per share of any stock appreciation right will be an amount determined by the Administrator. However, stock appreciation rights must generally have an exercise price at least equal to the fair market value of the common stock on the date the stock appreciation right is granted. Generally, each stock appreciation right will entitle a participant upon exercise to an amount equal to (i) the excess of (1) the fair market value on the exercise date of one share of common stock over (2) the exercise price, times (ii) the number of shares of common stock covered by the stock appreciation right. The Administrator will determine whether payment will be made in cash, shares of common stock, or a combination of both, provided however, that recipients who are subject to U.S. tax will not receive cash in either full or partial payment.
     Substitute Awards. Awards may be granted under the Stock Incentive Plan in substitution of similar awards held by individuals who become employees, consultants or directors as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by the Company or a Subsidiary. Such substitute Awards, if an option or stock appreciation right, may have an exercise price less than the fair market value of a share on the date of such substitution and such substitution must otherwise comply with the requirements of Section 409A of the Internal Revenue Code.
     Other Stock-Based Awards. The Administrator may grant other Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock, including shares of stock in lieu of cash compensation. Other stock-based Awards will be subject to the terms and conditions established by the Administrator. The Administrator will determine the terms and conditions of any such other stock-based Award, which terms must comply with the requirements of Section 409A of the Internal Revenue Code.
Performance Goals
     The Administrator may condition the grant, vesting and/or exercisability of any Award upon the attainment of performance targets related to one or more performance goals over a performance period selected by the Administrator. Awards that are not intended to satisfy the performance-based compensation exception to the deduction limitation set forth in Section 162(m) of the Internal Revenue Code may be based on the achievement of such goals and be subject to such terms, conditions and restrictions as the Administrator shall determine. Awards that are intended to satisfy the performance-based compensation exception based on the satisfaction of one or more performance goals must be conditioned on the achievement during a specified performance period, of specified levels of one or more of the following measures: (i) operating income; (ii) adjusted operating income; (iii) income before income taxes; (iv) adjusted income before income taxes; (v) net income; (vi) adjusted net income; (vii) operating income before depreciation and amortization; (viii) earnings per share; (ix) revenues; (x) net revenues; (xi) free cash flow; (xii) net income from continuing operations; (xiii) total stockholder return; (xiv) share price; (xv) return on equity; (xvi) return in excess of cost of capital; (xvii) profit in excess of cost of capital; (xviii) return on assets; (xix) return on invested capital; (xx) net operating profit after tax; (xxi) operating margin; (xxii) gross margin; or (xxiii) any combination of the foregoing (each as determined in accordance with accounting principles generally accepted in the United States or as defined in the plan).
     For awards intended to satisfy the performance-based compensation exception in Section 162(m) of the Internal Revenue Code, a performance period must be a calendar year or our fiscal year, or other longer or shorter period designated by the Administrator, and must be established not later than ninety days after the start of such period; provided that no performance goal may be established after 25% of a performance period has elapsed.
     Performance targets may be based on objectives related to individual performance, our performance, or the performance of a subsidiary, division, department, region, function or business unit. The performance targets may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance target may be measured in terms of our performance (or of the performance of one of our subsidiaries, divisions, departments, regions, functions or business units) or measured relative to selected peer companies or a market index.
     Prior to the payment of any award that has been conditioned upon achievement of a performance goal that is intended to qualify for the performance-based compensation exception provided for under Section 162(m) of the Internal Revenue Code, the Committee must certify whether the performance goal(s) have been achieved. The Committee may reduce any award below the maximum amount that could be paid based on the degree to which the performance goal(s) related to such award have been achieved.
     In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs that has the effect, as determined by the Committee, in its sole and absolute discretion, of distorting the applicable performance criteria, including, without limitation, changes in accounting standards, the Committee may, to the extent consistent with Section 162(m) of the Internal Revenue Code, adjust or modify, as determined by the Committee, in its sole and absolute discretion, the calculation of the performance goals, to the extent necessary to prevent reduction or enlargement of the participants’ awards under the plan for such performance period attributable to such transaction, circumstance or event.
Transferability
     Unless otherwise determined by the Administrator, Awards granted under the Stock Incentive Plan are not transferable other than, in some cases, by will or by the laws of descent and distribution.
Change of Control
     The Stock Incentive Plan provides that, upon a change of control, with respect to each recipient of an option, the Committee, acting in its sole discretion without the consent or approval of any optionee, shall effect one or more of the following alternatives, which may vary among individual optionees:
•	accelerate the time at which options may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date fixed by the Committee,

•	require the mandatory surrender to the Company by selected optionees of some or all of the outstanding options, cancel such options, and pay to each optionee a specified cash payment,

•	make such adjustments to options then outstanding as the Committee may determine in its sole discretion, or

•	provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option been exercised prior to the change of control.
     The Stock Incentive Plan provides that a change of control occurs if (a) any person (other than William J. Doré and his affiliates, the Company or any Subsidiary of the Company or with certain exceptions any employee benefit plan of the Company (the “Excluded Persons”)) becomes the beneficial owner of securities representing 50% or more of the combined voting power of the Company’s outstanding securities; (b) individuals who constituted the Board of Directors, as of the effective date of the Stock Incentive Plan cease for any reason to constitute at least a majority of the Board (unless such individuals’ election is approved by a vote of a majority of the incumbent Board); (c) any merger, consolidation or other reorganization or similar transaction occurs in which the Company is not the “Controlling Corporation” (as described below); or (d) any dissolution or liquidation of the Company or any sale or lease of all or substantially all of the Company’s assets (other than to Excluded Persons) occurs. For purposes of clause (c) above, the Company will generally be considered the “Controlling Corporation” in any merger, consolidation, reorganization or similar transaction unless either (1) the Company’s shareholders immediately prior to such transaction would not, immediately after such transaction, beneficially own securities of the resulting entity that would entitle them to elect a majority of the Board of Directors of the resulting entity, or (2) those persons constituting the Company’s Board of Directors immediately prior to such transaction would not, immediately after such transaction, constitute a majority of the directors of the resulting entity.
Unusual Transactions or Events
     In the event of specified transactions or events, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Incentive Plan or with respect to any Award under the Stock Incentive Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may take any one or more of the following actions:
•	To provide for either (i) the termination of any such Award in exchange for an amount of cash or (ii) the replacement of such Award with other rights or property;

•	To provide that such Award be assumed by the successor or survivor corporation, or shall be substituted for by similar awards covering the stock of the successor or survivor corporation;

•	To make adjustments in to such Awards;

•	To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered by the Award; and

•	To provide that the Award shall terminate upon such event.
Amendment and Termination
     The Board of Directors or the Committee may amend, alter or discontinue the Stock Incentive Plan in any respect at any time, but no such action may be taken without shareholder approval that would increase the total number of shares of common stock that may be issued under the plan, with certain exceptions, or that would permit the exercise price of any outstanding options or stock appreciation right that is “underwater” to be redeemed or for such option or stock appreciation right to be cancelled and replaced with a new Award. No amendment may materially adversely affect the rights of a participant under any Awards previously granted without his or her consent, except as may be necessary to comply with applicable laws, or advisable in order to preserve or achieve the intended tax treatment, provided that such amendments shall result in substantially equivalent value to the affected participants.
Tax Withholding
     We or one of our subsidiaries, as applicable, may deduct from amounts received under the plan any federal, state, local or other taxes required to be withheld in connection with an Award, including by the withholding of shares of common stock issuable pursuant to the awards based on the fair market value of the shares, in the Administrator’s discretion. We may also require a participant to pay the amount of any withholding taxes in cash or by the delivery of shares or other property, subject to the Administrator’s consent.
U.S. Federal Income Tax Consequences of Awards Under the Stock Incentive Plan
     The discussion set forth below is a general description of the U.S. federal income tax consequences of Awards under the Stock Incentive Plan applicable to participants that are U.S. citizens or residents. Non-U.S. participants in the Stock Incentive Plan should consult their tax adviser about the tax consequences of participation in the Stock Incentive Plan. In addition, U.S. citizens that reside in foreign jurisdictions may also be subject to tax in such jurisdictions as a result of participation in the Stock Incentive Plan and should consult their tax adviser about the tax consequences of participation in the Stock Incentive Plan.
     Incentive Stock Options; Non-Qualified Stock Options; Stock Appreciation Rights. When a non-qualified stock option is granted, there are no U.S. federal income tax consequences for the option holder or the Company. In general, when a non-qualified stock option is exercised, the option holder recognizes compensation equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock subject to the option that was exercised. In general, the Company is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the option holder for its taxable year that ends with or within the taxable year in which the option holder recognized the compensation.
     If the exercise price of a non-qualified stock option is less than the fair market value of a share of common stock on the date of grant, the option will be subject to Section 409A of the Internal Revenue Code and unless the exercise terms meet the requirements of Section 409A, the participant will be subject to an additional tax of 20% under Section 409A, among other things. The Company does not intend to grant non-qualified options that are subject to the additional 20% tax imposed by Section 409A.
     When an incentive stock option is granted, there are no U.S. federal income tax consequences for the option holder or the Company. When an incentive stock option is exercised, the option holder does not recognize income and the Company does not receive a deduction for U.S. federal income tax purposes. The option holder, however, must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax.
     If the option holder disposes of the common stock received upon exercise after the option holder has held the common stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for U.S. federal income tax purposes for the option holder. We are not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the common stock by disposing of the common stock before it has been held for at least two years after the date the incentive option was granted and one year after the date the incentive option was exercised, the option holder recognizes compensation income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the common stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. In general, if an option holder makes a disqualifying disposition, the Company is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the option holder for its taxable year that ends with or within the taxable year in which the option holder recognized the compensation.
     When a stock appreciation right is granted, there are no U.S. federal income tax consequences for the participant or the Company. When a stock appreciation right is exercised, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. In general, the Company is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the participant with respect to a stock appreciation right.

     Restricted Shares; Performance Awards; Phantom Stock; Other Stock-Based Awards. Generally, when phantom stock, a share of restricted stock, a performance award or other stock-based award (other than unrestricted stock in lieu of cash compensation) is granted, there are no U.S. federal income tax consequences for the participant or the Company. Upon the payment to the participant of common shares and/or cash in respect of the Award or the release of restrictions on restricted stock, the participant recognizes compensation equal to the fair market value of the cash and/or shares as of the date of delivery or release. Upon the grant of unrestricted stock, a participant will recognize compensation for U.S. federal income tax purposes equal to the fair market value of the shares as of the grant date. In general, the Company is entitled to a deduction for U.S. federal income tax purposes equal to, and for the same year in which, the compensation recognized by the participant with respect to these Awards.
     Restricted shares are, in general, not subject to Section 409A. The other Awards are expected to be granted with terms that either exempt the Award from Section 409A or comply with Section 409A so that the participant will not be subject to the additional 20% tax imposed by Section 409A.
     U.S. Tax Code Limitations on Deducibility. In order for the amounts described above to be deductible for U.S. tax purposes, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. In addition, the Company must satisfy the applicable tax withholding requirements with respect to the Award.
     Our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for U.S. tax purposes for future payments under the plan could also be limited by the golden parachute payment rules of Section 280G of the Internal Revenue Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
     Finally, our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for U.S. tax purposes for amounts paid under the plan could be limited by Section 162(m) of the Internal Revenue Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the payment of the award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Administrator. Performance-based awards intended to comply with Section 162(m) of the Internal Revenue Code may not be granted in a given period if such awards relate to shares of common stock which exceed a specified share limitation or, alternatively, the performance-based awards if dollar-denominated may not result in compensation, for a participant, in a given period which exceeds a specified dollar limitation. If the amendment to the plan is approved at the Annual Meeting, a participant who receives an award or awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation will be subject to the Individual Limit described above. Although the plan has been drafted to satisfy the requirements for the performance-based compensation exception, we may determine that it is in our best interests not to satisfy the requirements for the exception. See “—Performance Goals” above.

New Plan Benefits under the Amended Plan
     The benefits or amounts, if any, that will be received by or allocated to the individuals or groups named in the table below under the amended plan are subject to the discretion of the Administrator and, therefore, are not determinable at this time, except that beginning in 2009 we anticipate awarding each of our non-employee directors restricted shares valued at $100,000 per director per year in satisfaction of the equity portion of the annual retainer fee pursuant to our non-employee director compensation program. As such, except with respect to the compensation of our non-employee directors, the table below reflects the benefits or amounts that were received by or allocated to the individuals and groups named below for the last completed fiscal year under the plan.

	Dollar Value		Number of Shares
Name and Principal Position	($)		Underlying Awards
John A. Clerico Chairman of the Board and Chief Executive Officer	792,400		153,885
Jeffrey B. Levos Senior Vice President & Chief Financial Officer	520,499		42,222
Peter S. Atkinson President	1,186,630		85,000
James J. Doré Senior Vice President, North America and Worldwide Diving & Subsea Services	334,195		23,500
Russell J. Robicheaux Chief Administrative Officer & General Counsel	381,014		27,000
Byron W. Baker Senior Vice President, Worldwide Fleet Operations	334,195		23,500
Executive Group	4,352,434		417,219
Non-Executive Director Group	800,000	(1)	(2)
Non-Executive Officer Employee Group	7,357,039	(3)	702,250 (3)

(1)	This amount reflects the value of awards anticipated to be made during 2009 to our non-employee directors in satisfaction of the equity portion of the annual retainer fee pursuant to our non-employee director compensation program.

(2)	The number of shares underlying awards to our non-employee directors will be determined at the date of grant of the award.

(3)	This amount reflects the dollar value of and number of shares underlying awards, as applicable, made to all of our employees, including all officers who are not executive officers, as a group during 2008 under the 2005 Stock Incentive Plan.
Vote Required
     The affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the First Amendment to the Stock Incentive Plan, which approval is a condition to the effectiveness of the First Amendment to the Stock Incentive Plan. Under Louisiana law, Rule 16b-3 under the Exchange Act, the Company’s Amended and Restated Articles of Incorporation, and its bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly, broker non-votes have no effect on the outcome of the vote to approve the First Amendment to the Plan.

The persons named in the proxy intend to vote for the approval of the First Amendment to the Stock Incentive Plan, unless otherwise instructed.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FIRST AMENDMENT TO THE STOCK INCENTIVE PLAN DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX A.
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal 3)
     The Audit Committee and the Board of Directors has appointed Deloitte & Touche LLP to serve as the Company’s independent public accountants for the year ending December 31, 2009, subject to ratification of the appointment by the shareholders. Deloitte & Touche LLP has served as the Company’s independent public accountants since October 1991 and is considered by management and the Audit Committee to be well-qualified. The Company has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
     One or more representatives of Deloitte & Touche LLP is expected to be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     Ratification of the appointment of the independent public accountants requires the affirmative vote of a majority of the votes actually cast at the Annual Meeting. Accordingly, under Louisiana law, the Company’s Amended and Restated Articles of Incorporation, and its bylaws, abstentions have the same legal effect as a vote against this proposal.
     In the event of a negative vote on such ratification, the Audit Committee and Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our Company and our shareholders.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.
Audit Fees and All Other Fees
     For 2008 and 2007, fees for professional services performed for the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	2008	2007
	(in thousands)

Audit Fees(1)	$2,191	$2,289
Audit-Related Fees(2)	278	113
Tax Fees(3)	124	195

Total	$2,593	$2,597

(1)	Aggregate fees billed for the annual audit, the audit of internal control over financial reporting, the reviews of quarterly reports on Form 10-Q, and the audits of statutory financial statements required internationally.

(2)	Aggregate fees billed for the audit of certain wholly owned subsidiaries and audit-related services for correspondence with SEC staff, a private placement offering, and the registration of equity securities.

(3)	Aggregate fees billed for the preparation of foreign tax returns and assistance with foreign tax audits.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountants
     The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate authority to the Chairperson of the Audit Committee or subcommittees when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of the Chairperson or such subcommittee to grant pre-approvals shall thereafter be presented to the full Audit Committee. The Audit Committee has currently delegated authority for pre-approval of fees up to $20,000 to the Chairman of the Audit Committee.
     The Audit Committee considers whether the provision of these services is compatible with maintaining Deloitte & Touche LLP’s independence, and has determined such services for 2008 and 2007 were compatible. All of the fees described above were pre-approved by the Audit Committee or its Chairman pursuant to delegated authority and none were approved under the de minimis exception to the pre-approved requirement.
RELATED PERSON TRANSACTIONS
     The Audit Committee reviews and approves certain transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). The Audit Committee Charter provides for the review of any related person transaction to the extent required by the rules of NASDAQ, which provide for such review of transactions that meet the minimum threshold for disclosure under SEC rules for a transaction in which a related person has a direct or indirect material interest.
     Mr. William J. Doré, founder of the Company and beneficial owner of more than 5% of common stock of the Company, was re-elected to the Board of Directors of the Company on December 5, 2008. In connection with Mr. Doré rejoining the Board of Directors, the Audit Committee approved an amendment to his retirement and consulting agreement. For information on compensation earned by Mr. William J. Doré during 2008 pursuant to the terms of the retirement and consulting agreement and as a Director of the Company, see the Director Compensation Table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that our directors, executive officers and all persons who beneficially own more than 10% of the Company’s common stock file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Upon receiving notice of an event triggering a filing, the Company assists its directors and executive officers in completing and filing Section 16 reports on their behalf. Based solely upon the Company’s review of copies of the filings and written representations from our directors and executive officers, we believe that during the year ended December 31, 2008, all filing requirements under Section 16(a) of the Exchange Act were met with the following exceptions: Forms 4 were filed late by Messrs. Chin, Atkinson, Baker, James Doré and Robicheaux related to equity awards granted on January 2, 2008; Forms 3 and 4 were filed late by Jeffrey B. Levos upon becoming an officer and receiving equity awards; a Form 4 was filed late for Richard Pattarozzi upon donation of stock to a trust; and a Form 3 and two Form 4s were filed late by Trudy McConnaughhay upon becoming the Company’s principal accounting officer, surrendering shares to satisfy tax obligations and receiving an equity award. The required forms were filed promptly after noting the failure to file.
ANNUAL REPORT AND FORM 10-K
     The Company’s Annual Report to Shareholders containing audited financial statements for the year ended December 31, 2008 (which is not incorporated into this Proxy Statement) is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2008 Annual Report to Shareholders are available at our web site at www.globalind.com/index-annual.html. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. You will need your control number provided in the Notice of Internet Availability of Proxy Materials.
     You may obtain a copy of the Annual Report on Form 10-K as filed with the SEC, without charge, by writing the Company, Global Industries, Ltd., 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations.

Appendix A
FIRST AMENDMENT
TO
GLOBAL INDUSTRIES, LTD.
2005 STOCK INCENTIVE PLAN
     The Global Industries, Ltd. 2005 Stock Incentive Plan (the “Plan”) is hereby amended as follows (terms not otherwise defined herein have the meaning ascribed to them in the Plan), effective as of February 17, 2009:
1. The first sentence of subsection (a) of Section 4 of the Plan shall be amended to read as follows:
     ”(a) Shares Available. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares that may be issued with respect to Awards granted under the Plan shall be 10,500,000, except that no more than 60% of such Shares (as adjusted pursuant to Section 4(c) and Section 6(h)(ix)) may be delivered in payment of Restricted Stock or Phantom Share Awards.”
2. The Plan as amended and modified by this First Amendment shall remain in full force and effect and this First Amendment shall not change or modify the terms of any outstanding Awards under the Plan.
     Adopted by the Board of Directors of Global Industries, Ltd. on February 17, 2009.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date GLOBAL INDUSTRIES, LTD. GLOBL1 GLOBAL INDUSTRIES, LTD. 8000 GLOBAL DRIVE CARLYSS, LOUISIANA 70665 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. To approve an amendment to our 2005 Stock Incentive Plan to increase the number of authorized shares issuable under the plan by 5,000,000 shares. 3. To ratify the appointment of Deloitte & Touche LLP as the independent public accountants for the Company to serve for the 2009 fiscal year. 4. In their discretion, upon any other business that may properly come before said meeting. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 Yes No 0 0 0 0 0 0 Vote on Directors 01) John A. Clerico 02) Edward P. Djerejian 03) Lawrence R. Dickerson 04) William J. Doré 05) Larry E. Farmer 06) Edgar G. Hotard 07) Richard A. Pattarozzi 08) James L. Payne 09) Michael J. Pollock 1. To elect the following Director nominees to the Board. NOMINEES: Vote on Proposals VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If held by a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GLOBL2 GLOBAL INDUSTRIES, LTD. Proxy for 2009 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints John A. Clerico and Peter S. Atkinson, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders of Global Industries, Ltd. (the “Company”), to be held at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042 on May 20, 2009, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows: This Proxy will be voted as you specify herein. If no specification is made, this Proxy will be voted with respect to proposal (1) FOR the nominees listed, (2) FOR the approval of amendments to our 2005 Stock Incentive Plan to increase the number of authorized shares issuable under the plan (3) FOR the ratification of the appointment of Deloitte & Touche LLP as independent public accountants of the Company to serve for the 2009 fiscal year and (4) in accordance with the judgment of the persons voting the Proxy with respect to any other matter that may properly be presented at the meeting. Receipt of the Notice of the 2009 Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. Address Changes/Comments: ___ ___ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (continued and to be signed on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Shareholders to Be Held on May 20, 2009: The 2008 Annual Report to Security Holders, Proxy Statement for 2009 Annual Meeting of Shareholders, and Notice of 2009 Annual Meeting of Shareholders are available at www.globalind.com/index-annual.html and www.proxyvote.com.